Exhibit 10.1

LEASE

BETWEEN

DECIPHERA PHARMACEUTICALS, INC., AS TENANT

AND

200 SMITH NWALP PROPERTY OWNER LLC, AS LANDLORD

200 Smith Street

Waltham, Massachusetts

ARTICLE 8 ASSIGNMENT AND SUBLETTING		23
8.1	Prohibition	23
8.2	Additional Events Deemed to be Assignment/Sublet	24
8.3	Provisions Void Upon Assignment/Sublet	24
8.4	Provisions Incorporated Into Sublease	25
8.5	Collection of Rent	25
8.6	Excess Payments	25
8.7	Payment of Landlord’s Costs	26
8.8	Conditions to Effectiveness of Assignment/Sublet	26

ARTICLE 9 MAINTENANCE, REPAIRS AND REPLACEMENTS		26
9.1	Landlord’s Obligations	26
9.2	Tenant’s Obligations	28

ARTICLE 10 UTILITIES AND OTHER SERVICES		28
10.1	Heating, Ventilation and Air-Conditioning	28
10.2	Utilities	29
10.3	Other Services	31
10.4	Interruption of Service	31

ARTICLE 11 REAL ESTATE TAXES		32
11.1	Payments on Account of Real Estate Taxes	32
11.2	Abatement	33

ARTICLE 12 OPERATING EXPENSES		33
12.1	Definitions	33
12.2	Tenant’s Payment of Operating Expenses	34
12.3	Audit Rights	35

ARTICLE 13 INDEMNITY AND INSURANCE		36
13.1	Indemnity	36
13.2	Tenant’s Insurance	36
13.3	Landlord’s Insurance	38
13.4	Waiver of Subrogation	38

ARTICLE 14 FIRE, EMINENT DOMAIN, ETC.		38
14.1	Landlord’s Right of Termination	38
14.2	Restoration; Tenant’s Right of Termination	38
14.3	Abatement of Rent	39
14.4	Condemnation Award	39

ARTICLE 15 ADDITIONAL COVENANTS		40
15.1	Tenant	40
15.2	Landlord	40
15.3	As to Both Parties	40

ARTICLE 16 HOLDING OVER; SURRENDER		41
16.1	Holding Over	41
16.2	Surrender of Premises	41

ARTICLE 17 RIGHTS OF MORTGAGEES		41
17.1	Rights of Mortgagees	41
17.2	Assignment of Rents	42
17.3	Notice to Holder	42

ARTICLE 18 SECURITY DEPOSIT		42
18.1	Letter of Credit	42
18.2	Security Deposit	44
18.3	Application of Security Deposit	44

ARTICLE 19 DEFAULT; REMEDIES		45
19.1	Tenant’s Default	45
19.2	Landlord’s Remedies	48
19.3	Additional Rent	50
19.4	Remedies Cumulative	50
19.5	Attorneys’ Fees	50
19.6	Waiver	50
19.7	Landlord’s Default	50
19.8	Tenant’s Remedies	51
19.9	Landlord’s Liability	51

ARTICLE 20 MISCELLANEOUS PROVISIONS		51
20.1	Brokerage	51
20.2	Invalidity of Particular Provisions	51
20.3	Provisions Binding, Etc.	52
20.4	Notice	52
20.5	When Lease Becomes Binding; Entire Agreement; Modification	52
20.6	Headings and Interpretation of Sections	52
20.7	Waiver of Jury Trial	53
20.8	Time Is of the Essence	53
20.9	Multiple Counterparts	53
20.10	Governing Law	53

L E A S E

THIS LEASE is dated as of May 29, 2018 (the “Effective Date”) between the Landlord and the Tenant named below, and is of space in the Building described below.

ARTICLE 1

BASIC DATA; DEFINITIONS

1.1 Basic Data. Each reference in this Lease to any of the following terms shall be construed to incorporate the data for that term set forth in this Section:

Landlord: 200 Smith NWALP Property Owner LLC, a Delaware limited liability company.

Landlord’s Address: c/o Anchor Line Partners, LLC, One Post Office Square, 36th Floor, Boston, Massachusetts 02109.

Landlord’s Managing Agent: ALP 200 Manager, LLC, or such other person or entity from time to time designated by Landlord.

Tenant: Deciphera Pharmaceuticals, Inc., a Delaware corporation

Tenant’s Address: 500 Totten Pond Road, Waltham, Massachusetts 02451.

Building: The building commonly known and numbered as 200 Smith Street, Waltham, Massachusetts, as shown on the site plan attached hereto as Exhibit A-1.

Building Rentable Area: Agreed to be 430,000 rentable square feet.

Land: The parcel of land upon which the Building is situated.

Property: The Land together with the Building and other improvements thereon as shown on the site plan attached hereto as Exhibit A-1.

Initial Premises: The portion of the Building shown on the location plan attached hereto as Exhibit A-2, including without limitation, the entry doors to the Premises, together with the related interior glass and finish work therein.

Premises: The Initial Premises, together with any First Offer Space which may be added thereto from time to time upon exercise of Tenant’s rights under Section 2.4.

First Offer Space: As defined in Section 2.4.

Premises Rentable Area: Agreed to be 44,256 rentable square feet as the same may be increased from time to time to reflect any First Offer Space.

Basic Rent: The Basic Rent prorated at the beginning and end of the Term if appropriate pursuant to Section 3.1 for the Initial Term is as follows:

RENTAL PERIOD Months	ANNUAL BASIC RENT		MONTHLY PAYMENT
1 – 7	None	*	None	*
8 – 19	$2,035,776.00		$169,648.00
20 – 31	$2,080,032.00		$173,336.00
32 – 43	$2,124,288.00		$177,024.00
44 – 55	$2,168,544.00		$180,712.00
56 – 67	$2,212,800.00		$184,400.00
68 – 79	$2,257,056.00		$188,088.00
80 – 91	$2,301,312.00		$191,776.00
92 – 103	$2,345,568.00		$195,464.00
104 – 115	$2,389,824.00		$199,152.00
116 – 127	$2,434,080.00		$202,840.00

*	The “Free Rent”. See Section 5.12.

If Tenant exercises an Extension Option as provided in Section 4.2, then the Basic Rent for the applicable Extension Term shall be the “Fair Market Rent,” meaning the Basic Rent as of the first day of the applicable Extension Term as determined: (A) by agreement between Landlord and Tenant, negotiating in good faith, no later than thirty (30) days after Tenant’s timely exercise of the Extension Option; provided, however, that if Tenant exercises an Extension Option more than one (1) year prior to the expiration of the then current Term, then Landlord and Tenant shall reach agreement, negotiating in good faith, by that date which is eleven (11) months prior to the expiration of the then current Term (and Landlord shall not be required to so negotiate prior to such date), or (B) if Landlord and Tenant shall not have agreed upon the Fair Market Rent by said date as aforesaid (an “Impasse”), then Fair Market Rent for the Extension Term shall be fixed by means of an Appraisers’ Determination as more particularly described in Exhibit F hereto.

Additional Rent: All charges and sums which Tenant is obligated to pay to Landlord pursuant to the provisions of this Lease, other than and in addition to Basic Rent.

Rent: Basic Rent and Additional Rent.

Tenant’s Building Proportionate Share: 10.29%, as the same may be increased with respect to the addition of First Offer Space to the Premises (which is based on the ratio of the agreed upon (a) Premises Rentable Area to (b) Building Rentable Area).

Tenant’s Non-PO Proportionate Share: 10.71%, as the same may be increased with respect to the addition of First Offer Space to the Premises, (which is based on the ratio of the agreed upon (a) Premises Rentable Area to (b) the Building Rentable Area exclusive of the rentable square footage of the portion thereof leased to the United States Postal Service.)

Security Deposit: Any sum, including without limitation, the unapplied proceeds of any Letter of Credit delivered to Landlord, from time to time, to secure the payment and performance of Tenant’s obligations under this Lease. The initial sum of the Security Deposit shall be the sum of $1,017,888.00.

Letter of Credit: A letter of credit conforming to the requirements set forth in Section 18.1(a) in the sum of $1,017,888.00 to be held in lieu of a cash Security Deposit and disposed of as provided in ARTICLE 18.

Term Commencement Date: See Section 4.1.

Rent Commencement Date: Seven (7) months from the Term Commencement Date, subject to Article 5.

Expiration Date: The day immediately preceding the 127th month anniversary of the Term Commencement Date, provided that if the Term Commencement Date is other than the first day of a calendar month, the Expiration Date shall be the last day of the calendar month in which such anniversary falls, and further provided that such Expiration Date shall be extended if Tenant exercises an Extension Option.

Term: Approximately ten (10) years and seven (7) months, commencing on the Term Commencement Date and expiring at 11:59 p.m. on the Expiration Date. The Term shall include any extension thereof that is expressly provided for by this Lease and that is effected strictly in accordance with this Lease.

Lease Year: Each successive 365-day period during the Term, commencing on the Term Commencement Date; provided, however, in the event the Term Commencement Date does not occur on the first of a calendar month the first Lease Year shall also include any partial month at the beginning of the Term.

Right of First Offer: Tenant’s right to add First Offer Space to the Premises as provided in Section 2.4.

Extension Options: Tenant’s right to extend the Term hereof in accordance with Section 4.2.

Extension Term: The extended portion of the Term resulting from Tenant’s exercise of an Extension Option in accordance with Section 4.2.

General Liability Insurance: $3,000,000.00 per occurrence/$3,000,000.00 aggregate (combined single limit) for property damage, bodily injury and death.

Permitted Use: Executive and general office use.

Landlord’s Contribution: An amount not to exceed $2,655,360 (calculated at a rate of $60.00 per rentable square foot of the Premises), as affected by ARTICLE 5 hereof.

Initial Tenant Work: Those improvements that Landlord will make to the Premises as identified and described in the Landlord/Tenant Work Matrix attached as Exhibit G, as affected by ARTICLE 5 hereof.

Base Building Work: Those additional improvements that Landlord will make to the Building and described as base building in the Landlord/Tenant Work Matrix attached as Exhibit G, as affected by ARTICLE 5 hereof.

Broker: CBRE.

Agents: Officers, directors, members, managers, partners, employees, servants, agents and representatives.

Force Majeure: Collectively and individually, strikes, lockouts or other labor troubles, fire or other casualty, accidents, acts of God, governmental preemption of priorities or other controls in connection with a national or other public emergency, shortages of fuel, supplies or labor, or any other cause, whether similar or dissimilar, beyond the reasonable control of the party required to perform an obligation, excluding financial constraints of such party.

Business Days: All days except Saturdays, Sundays, and other days when federal or state banks in the state in which the Property is located are not open for business.

Normal Business Hours: 8 a.m. to 6 p.m. on all Business Days.

Applicable Law: All laws, rules, regulations, statutes, orders, ordinances, by-laws, permitting and licensing requirements, as amended from time to time, including without limitation, the Americans With Disabilities Act of 1990 (“ADA”) and any applicable state and local regulations regarding architectural access or comparable regulations imposed by any Governmental Authority.

Governmental Authority: All governmental or quasi-governmental bodies, agencies, departments, boards, offices, commissions or authorities possessing or claiming jurisdiction with regard to the Tenant or the Property.

1.2 Enumeration of Exhibits. The following Exhibits are attached hereto, and are incorporated herein by reference.

Exhibit A-1	Site Plan of Building

Exhibit A-2	Plan of Premises

Exhibit B	Operating Expenses

Exhibit C	Rules and Regulations of Building

Exhibit D	Form of Notice of Lease

Exhibit E	Form of Letter of Credit

Exhibit F	Appraiser’s Determination of Fair Market Rent

Exhibit G	Landlord/Tenant Work Matrix

Exhibit H	Cleaning Specifications

Exhibit I	Form of Subordination and Non-Disturbance Agreement

ARTICLE 2

PREMISES; APPURTENANT RIGHTS AND RESERVATIONS

2.1 Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, to have and to hold, for the Term and upon the terms and conditions set forth herein.

2.2 Appurtenant Rights and Landlord Reservations.

(a) Appurtenant Rights.

Subject to the matters set forth in subsection (c) below, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with Landlord and others, the following areas of the Property (collectively, the “Common Facilities”) (i) public or common lobbies, hallways, stairways, elevators (if any) and common walkways necessary for access to the Building and the Premises, and if the portion of the Premises on any floor includes less than the entire floor, any corridors required for access to the Premises and any elevator lobby of such floor; and (ii) the access roads, driveways, parking areas (as the same may be designated or modified by Landlord from time to time), loading areas, pedestrian sidewalks, landscaped areas, trash and recycling enclosures and other areas or facilities, if any, which are located in or on the Property and designated by Landlord from time to time for the non-exclusive use of tenants and other occupants of the Building. Tenant’s employees and invitees shall be entitled to use up to 155 of the parking spaces located on the Property on an unreserved, non-exclusive basis, with Tenant being entitled to its proportionate share of the parking spaces in the parking garage serving the Building and the remaining spaces to be located in the open parking area adjacent to the Building. Landlord shall not be liable to Tenant, and this Lease shall not be affected, if any parking rights of Tenant hereunder are impaired by Applicable Law.

(b) Rooftop Rights; Generator Pad.

(i) Effective as of the Term Commencement Date, Landlord agrees to grant to Tenant a license to (x) use a portion of the roof of the Building and enjoy 24-hour access thereto (the “Rooftop License”) at a technologically sufficient location to be proposed by Tenant and approved by Landlord in Landlord’s reasonable discretion, consisting of approximately no more than 50 square feet (the “Rooftop Installation

Area”), with any guide wires to be located therein or within the immediate vicinity and (y) an exterior area adjacent to the Premises in reasonable proximity to necessary utility connections for the installation of a pad and generator (the “Pad and Generator”) . The Rooftop Installation Area shall be used by Tenant solely for the installation, operation, maintenance, repair and replacement during the Term of this Lease of one or more communication antennas, microwave dishes, minicells and other related communications equipment (collectively, the “Equipment”). The Generator Pad shall be used solely for the installation and operation of a generator. Tenant’s installation and operation of the Equipment and the Pad and Generator and its obligations with respect thereto shall be all in accordance with the terms, provisions, conditions and agreements contained in this Lease, except the obligation to pay Rent. Once the Equipment has been installed by Tenant, Tenant shall deliver to Landlord an ‘‘as built” plan depicting the precise location of the Equipment, and Tenant shall have no right to install any additional equipment on the rooftop without Landlord’s prior written consent, which may be withheld in Landlord’s reasonable discretion.

(ii) Tenant shall install the Equipment in the Rooftop Installation Area and the Pad and Generator at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the applicable provisions of this Lease and the Tenant Work Insurance Schedule attached hereto). Landlord shall not be obligated to perform any work or incur any expense to prepare the Rooftop Installation Area or the area for the Pad and Generator for Tenant’s use thereof.

(iii) Tenant shall not install or operate the Equipment or the Pad and Generator until it receives prior written approval from Landlord, which approval Landlord agrees shall not be unreasonably withhold, condition, or delay, provided, and on the condition, that Tenant complies with all of the requirements of this Lease. Prior to commencing such installation, Tenant shall provide Landlord with (i) copies of all required permits, licenses and authorizations which Tenant will obtain at its own expense and which Tenant will maintain at all times during the operation of the Equipment and the Generator; and (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord in connection with the installation and operation of the Equipment. Landlord may withhold approval if the installation or operation of the Equipment reasonably would be expected to damage the structural integrity of the Building. Tenant agrees to reimburse Landlord (up to $10,000.00) for reasonable third-party out of pocket expenses incurred in connection with the review and approval of Tenant’s plans showing the proposed installation of the Equipment.

(iv) Tenant covenants that (i) Tenant will not do or fail to do anything which will adversely affect any roof warranty and tenant repair any damage to the roof of the Building caused by the installation or operation of the Equipment, (ii) the installation and operation of the Equipment on the roof shall not cause interference with any telecommunications, mechanical or other systems either located or servicing the Building (belonging to or utilized by Landlord or any other tenant, licensee or occupant of the Building) or located at or servicing any building, premises or location in the vicinity of the Building, limited however to that permissible under applicable FCC or other regulations to the extent that such regulations apply, and (iii) the installation, existence, maintenance and operation of the Equipment shall not constitute a violation of any applicable laws, ordinances, rules, order, regulations, etc., of any Federal, State, or municipal authorities having jurisdiction thereover, or constitute a nuisance or interfere with the use and enjoyment of the premises of any other tenant in the Building.

(v) The term of the Rooftop License and the right to use the Pad and Generator area shall be deemed to commence on the Term Commencement Date or such earlier date as Tenant may be granted access in and to the Building pursuant to Article 5, and shall expire on the expiration or earlier termination of the Term of this Lease.

(vi) Tenant covenants and agrees that the installation, operation and removal of the Equipment and the Pad and Generator will be at its sole risk, and Tenant assumes all responsibility for the repair and maintenance thereof. Tenant agrees that except to the extent caused by the negligence or willful misconduct of Landlord or any of Landlord’s employees, agents, or contractors, and subject to that waiver of subrogation provided in Section 13.4, to indemnify and defend Landlord, its property manager and their respective agents and employees against all claims, actions, damages, liabilities and expenses including reasonable attorney’s fees incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury or as a result of any litigation arising out of the installation, use, operation, or removal of the Equipment or the Pad and Generator by Tenant or its transferee, including any liability arising out of Tenant’s violation of its obligations under this Section (except if such liability is caused by the negligence or willful misconduct of Landlord or its employees, agents, or contractors). Landlord assumes no responsibility for interference with the operation of the Equipment caused by other tenants’ or licensees’ telecommunications equipment, or for interference with the operation of other tenants’ and licensees’ telecommunications equipment caused by the Equipment; provided, however, Landlord shall enforce those obligations provided in this Section 2.2 as they relate to the use and operation of telecommunications equipment in a non-discriminatory manner as with other tenants and licensees.

(vii) At least fifteen (15) days prior to the expiration of the Lease or the permanent termination of the operation of the Equipment or the Pad and Generator by Tenant, or immediately upon the earlier termination of the Lease, Tenant shall, at its sole cost and expense, (i) remove the Equipment from the Rooftop Installation Area and the Building and the Pad and Generator in accordance with the terms hereof, and (ii) leave the Rooftop Installation Area and the Building and the Pad and Generator area in good order and repair, reasonable wear and tear excepted. If Tenant does not remove the Equipment or the Pad and Generator when so required, the Equipment and the Generator shall, at Landlord election, become Landlord’s property and, at Landlord’s election, Landlord may remove and dispose of the same and charge Tenant for all costs and expenses incurred as Additional Rent. Notwithstanding that Tenant’s use of the Rooftop Installation Area and the Pad and Generator shall be subject at all times to and shall be in accordance with the terms, covenants, conditions and agreements contained in this Lease, the Rooftop Installation Area and the Pad and Generator area shall not be deemed part of the Premises. All Tenant obligations under this Section shall survive the Term of this Lease.

Notwithstanding any provision herein to the contrary, Tenant’s rights under this Lease shall always be subject to (a) reservations, restrictions, easements and encumbrances of record as of the Effective Date of this Lease, (b) such reasonable and uniformly applied rules and regulations from time to time established by Landlord with respect to the Property pursuant to this Lease (the “Rules and Regulations”), and (c) Landlord’s reservations set forth in subsection (c) below or elsewhere in this Lease.

(c) Landlord Reservations.

Notwithstanding any provision herein to the contrary, Landlord reserves the right to perform the following, so long as the same do not adversely interfere with Tenant’s rights granted herein or materially increase the obligations of Tenant hereunder: (i) grant, modify and terminate easements and other encumbrances so long as the same do not adversely interfere with the Permitted Use of the Premises by Tenant, (ii) designate and change from time to time areas and facilities so to be used, provided that Landlord shall install and maintain throughout the Term amenities appropriate for a first class office building like the Building, including one or more cafés, a fitness center and shuttle service to and from the Alewife and Waltham MBTA stations, (iii) make additions to the Building, (iv) demolish portions of the Building and other improvements on the Land provided such demolition does not adversely affect the Premises, (v) construct other buildings and improvements at the Property, (vi) post “For Sale” and “For Lease” signs on the Property at any time during the Term, and (vii) change the name and street address of the Building. Landlord shall have the right to place in the Premises (making reasonable efforts not to materially interfere with Tenant’s use of the Premises) interior storm windows, sun control devices, utility lines, cables and wiring, equipment, stacks, pipes, conduits, ducts and the like, provided the same shall not materially reduce the rentable square footage of the Premises or adversely affect the appearance of the Premises.

Landlord further reserves the right to enter the Premises upon prior e-mail notice at least 48-hours in advance (except in the event of an emergency, in which case no notice shall be required) and at all reasonable hours for the purpose of inspecting the Premises, doing maintenance, making repairs and replacements, reading meters or otherwise exercising its rights or fulfilling its obligations under this Lease, and Landlord and Landlord’s Managing Agent also shall have the right to make access available at all reasonable hours to prospective or existing mortgagees, purchasers or tenants (but only during the last 12 months of the Term) of any part of the Property. If Tenant shall not be personally present to open and permit such entry into the Premises, Landlord or Landlord’s Agents shall nevertheless be able to gain such entry by contacting a representative of Tenant, whose name, address and telephone number shall be furnished by Tenant to Landlord within ten (10) days after the Term Commencement Date, and updated from time to time as necessary.

2.3 Access/Security. Tenant shall have access to the Premises at all times, subject to reasonable security precautions from time to time in effect (but Landlord shall not be obligated to provide security for the Building or the Property, or any portion thereof) and subject always to restrictions based on emergency conditions. If and to the extent that Tenant desires to provide security for the Premises or for such persons or their property, Tenant shall be responsible at its own expense for so doing, after having first consulted with Landlord and after obtaining Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed. Tenant may install, at its expense, after having first consulted with Landlord and after obtaining Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, its own key card security equipment for the Premises provided that such equipment is confirmed by Landlord to be compatible with the Building’s security and fire/life safety systems.

2.4 Right of First Offer Space.

(a) If Landlord shall receive an offer which it is willing to accept to lease space adjacent to the Premises consisting of 30,000 rentable square feet or less, Tenant shall have a one time right of first offer (the “Right of First Offer”) to lease such space (the “First Offer Space”), subject to the rights of other tenants in the Building and subject to the right of Landlord to extend or renew any then current lease, whether or not such tenant has renewal or extension rights under its lease, for the First Offer Space. If (i) Landlord decides to lease the First Offer Space, (ii) such First Offer Space is available for leasing, (iii) no other party has a prior right thereto, and (iv) Landlord has not extended or renewed any then current lease thereof, then Landlord agrees to offer the First Offer Space to Tenant (the “Offer”) first before accepting an offer from any other person. The Basic Rent for the First Offer Space shall be Fair Market Rent (the “First Offer Space Rent”) (which Fair Market Rent shall be determined by taking into account the lack of Landlord contribution for Tenant fit out of the First Offer Space), but the lease of the First Offer Space shall otherwise be on the same terms and conditions as contained in this Lease (other than the condition which shall be “as is” without any contribution by Landlord for fit up of the First Offer Space), except that Tenant’s Proportionate Share shall be adjusted proportionately to reflect the First Offer Space and except that the Term with respect to the Premises, including without limitation, the First Offer Space, may be extended by virtue of any acceptance of the Offer as set forth below.

(b) The Offer shall set forth (i) Landlord’s non-binding estimate of the First Offer Space Rent, (ii) the anticipated delivery date and (iii) the additional letter of credit or and/or security deposit to be required, if any. The term of the Lease for the First Office Space shall be co-terminous with the term for the original Premises. Tenant shall have ten (10) days following receipt of the Offer to provide Landlord with written notice that Tenant accepts or rejects the Offer, time being of the essence. If Tenant fails to notify Landlord of its decision within the ten (10) day period, then Tenant shall be deemed to have rejected the Offer and Landlord shall be free thereafter to offer the First Offer Space to any person on such terms as may be agreed to with such third party. If Tenant timely accepts the Offer and Landlord and Tenant shall not have agreed upon the First Offer Space Rent within ten (10) days of Tenant’s acceptance of the Offer, the First Offer Space Rent shall be determined by Appraiser’s Determination as set forth in Exhibit F.

(c) If Tenant accepts the Offer to add the First Offer Space to the Premises, then Tenant shall be fully responsible, at its sole cost and expense, to construct any desired leasehold improvements therein and to demise the same in accordance with the terms and provisions of ARTICLE 7.

(d) The right of Tenant to exercise its Right of First Offer is further conditioned upon (i) no Default of Tenant existing either at the time of the exercise or at the time the First Offer Space is added to the Premises; (ii) this Lease being in force and effect., and (iii) Tenant shall not have sublet more than one-third of the space or assigned this Lease other than to an Affiliate.

(e) If Tenant shall fail or decline to accept any Offer, then this Right of First Offer shall lapse and this Section 2.4 shall be void and of no further force and effect as to all portions of the Building, including without limitation, the First Offer Space so offered, and all other provisions of the Lease shall remain in full force and effect as if this Section 2.4 was not included therein. Landlord shall thereafter have the right to lease the First Offer Space, or any portion thereof and all other portions of the Building, to one or more third parties on the any terms and conditions.

ARTICLE 3

BASIC RENT

3.1 Payment.

(a) Tenant agrees to pay the Basic Rent and Additional Rent to Landlord, or as directed by Landlord, commencing on the Rent Commencement Date, without offset, abatement (except as specifically provided herein), deduction or demand. Basic Rent shall be payable in advance in lawful money of the United States in equal monthly installments, on the first day of each and every calendar month during the Term. All payments of Rent shall be sent to Landlord at c/o Anchor Line Partners, LLC, One Post Office Square, 36th Floor, Boston, Massachusetts 02109, or at such other place as Landlord may from time to time designate by written notice. In the event that any installment of Basic Rent or any payment of Additional Rent is not paid when due, Tenant shall pay to Landlord, in addition to any charges due under Section 19.2(f), an administrative fee equal to five percent (5%) of the overdue amount; provided, however, Landlord hereby agreed to waive such administrative fee once in any twelve (12) month period so long as Tenant shall pay such outstanding amount within ten (10) days following Landlord’s written notice to Tenant of such overdue payment. Landlord and Tenant agree that all amounts due from Tenant under or with respect to this Lease, whether labeled Basic Rent, Additional Rent or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation, regulations promulgated pursuant to the Bankruptcy Code, including without limitation, Section 502(b) thereof.

(b) Basic Rent for any partial month falling within the Term shall be pro-rated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs, plus the installment of Basic Rent for the succeeding calendar month.

ARTICLE 4

TERM COMMENCEMENT DATE/EXTENSION TERM(S)

4.1 Term Commencement Date. The “Term Commencement Date” shall be the day following the Substantial Completion Date, as defined in Article 5; provided, however, that if the Term Commencement Date has not occurred within sixty (60) days of the Estimated Term Commencement Date as such term is defined in Section 5.3 (as such date shall be extended for Tenant’s Delays and Force Majeure), then Tenant shall receive a one day credit against Basic Rent for each day between the Estimated Term Commencement Date (as hereinafter defined) and the Term Commencement Date. Promptly upon the occurrence of the Term Commencement Date, Landlord shall use reasonable efforts to deliver to Tenant written notice confirming same, but Landlord’s failure to deliver such notice shall not constitute a default by Landlord or affect the rights and obligations of the parties hereunder.

4.2 Extension Option. Tenant shall have the option (each, an “Extension Option”) to extend the Term of this Lease for two (2) additional periods of five (5) years each, commencing on the day immediately following the originally scheduled Expiration Date or the last day of the First Extension Term, as the case may be, and expiring on the fifth (5th) anniversary of the originally scheduled Expiration Date or of the First Extension Term, as the case may be, with such Extension Option to be exercised by Tenant delivering to Landlord written notice thereof not less than twelve (12) months and not more than fifteen (15) months prior to the originally scheduled Expiration Date. Tenant’s right to exercise its Extension Option is conditioned upon (a) no Default of Tenant having occurred on or before the date of exercise or the date the Extension Term is to commence, and (b) this Lease being in full force and effect. If Tenant exercises an Extension Option, then the portion of the Term including and preceding the originally scheduled Expiration Date shall be referred to as the “Initial Term,” and the portion of the Term after the originally scheduled Expiration Date shall be referred to as an “Extension Term.” The Extension Term shall be upon all the same terms, covenants and conditions as the Initial Term, except (i) as to Basic Rent, which shall be determined as set forth in Exhibit F, (ii) that Tenant shall have no further extension rights unless otherwise expressly provided herein or hereafter agreed to in writing by Landlord, (iii) Tenant shall not be entitled to any period of “free rent” for the Extension Term unless otherwise negotiated pursuant to Exhibit F, (iv) there shall be no landlord contribution for tenant improvements in connection with such Extension Term unless otherwise negotiated pursuant to Exhibit F, and (v) Landlord shall be under no obligation to perform any improvements or related work to the Premises unless otherwise agreed to as between the parties.

4.3 Intentionally Omitted.

ARTICLE 5

CONDITION OF PREMISES

5.1 Existing Conditions. Subject only to Landlord’s obligation to perform the Base Building Work and Initial Tenant Work to the extent set forth in Exhibit G and to provide the Landlord’s Contribution as provided below, Tenant has inspected, and is satisfied with, the existing, “as-is” condition of the Premises.

5.2 Term Commencement Date. As provided in Section 4.1, the Term Commencement Date shall be the day following the Substantial Completion Date.

5.3 Landlord’s Work. The “Initial Tenant Work” shall be constructed by Landlord in accordance with, and subject to, the provisions hereof, and shall consist of the work to be described in the Construction Documents prepared pursuant to Section 5.4. The “Substantial Completion Date” shall mean the date on which Landlord has substantially completed the Initial Tenant Work. Landlord shall use reasonable efforts to substantially complete the Initial Tenant Work on or before the date (the “Estimated Term Commencement Date”) that is the first day of the seventh (7th) calendar month following the later of (i) Landlord’s and Tenant’s mutual approval of the Construction Documents and (ii) the issuance of the building permit for all of the Initial Tenant Work. In the event that the Substantial Completion Date is delayed beyond the Estimated Term Commencement Date (other than due to a Tenant Delay, as defined below), then the “Estimated Term Commencement Date” set forth in Section 1 of the Lease shall be delayed by one day for each day of such delay by Landlord in achieving the Substantial Completion Date.

In addition, Landlord shall perform the base building work described on Exhibit G attached hereto using Building standard materials (the “Base Building Work”). The cost of the Base Building Work shall be performed at Landlord’s expense. Landlord shall use reasonable efforts to substantially complete the Base Building Work on or before the Estimated Term Commencement Date. In the event that substantial completion of the Base Building Work is delayed beyond the Estimated Term Commencement Date (other than due to any request or other delay caused by an act or omission of Tenant or any person acting under Tenant that shall constitute a Tenant Delay in accordance with Section 5.11 hereof) and to the extent such delay actually delays Tenant’s commencement of occupancy of the Premises for the regular conduct of its business, then the “Estimated Term Commencement Date” set forth in Section 1 of the Lease shall be deemed to be delayed by one day for each day of such delay by Landlord in the substantial completion of the Base Building Work.

For purposes hereof, “substantially complete” and “substantial completion” shall mean that the applicable work by Landlord under this Section 5.3 has been completed (including a temporary or permanent certificate of occupancy (or its equivalent) for the Permitted Use shall have been obtained and delivered to Tenant), other than Final Punchlist items to be completed in accordance with Section 5.9 hereof. The foregoing provisions shall be self-operative, but in confirmation thereof at Landlord’s request Tenant shall execute and deliver an instrument confirming the date on which substantial completion of such work occurred, provided that any failure by Tenant to execute and return such confirmatory instrument (or to provide written objection identifying the elements of the work that Tenant claims must be completed in order to achieve substantial completion of such work) within five (5) Business Days after its delivery to Tenant shall be deemed Tenant’s acknowledgement that the applicable work was substantially complete on the date set forth in such instrument.

5.4 Landlord’s Construction Documents. Landlord shall prepare the plans and specifications for the Initial Tenant Work (the “Construction Documents”). The Construction Documents shall be submitted to Tenant for its approval, which shall not be unreasonably withheld or delayed. Failure of Tenant to disapprove any submission or resubmission of the Construction Documents within five (5) Business Days after submission or resubmission shall constitute approval thereof. Any disapproval by Tenant shall be accompanied by a specific statement of the reason(s) therefor.

5.5 Landlord’s Contribution. Landlord shall provide Tenant with an allowance for the costs of constructing the Initial Tenant Work in the Premises for Tenant’s initial occupancy (including, without limitation, the so-called soft costs of architectural and engineering fees and construction management fees set forth below) in an amount not to exceed the Landlord’s Contribution. To the extent that the Initial Tenant Work Costs (as defined below) for the Initial Tenant Work exceed the Landlord’s Contribution (such excess being referred to as the “Excess Tenant Work Costs”), Tenant shall pay for the entire amount of the Excess Tenant Work Costs, and Landlord shall not provide any reimbursement therefor. Landlord shall solicit bids for the Initial Tenant Work either (a) from three (3) reputable general contractors designated by Landlord or (b) from one reputable general contractor designated by Landlord who will solicit at least three (3) bids for each subcontractor for which the total cost is expected to exceed $50,000. Landlord shall promptly supply Tenant with such detailed information about bid requests and negotiations with contractors as Tenant may reasonably request, provided that any delays resulting from Tenant’s failure to act within two (2) Business Days upon the information supplied to Tenant by Landlord shall be subject to the provisions on Tenant Delay under Section 5.11 below. In the case of each bid request, Landlord will accept the lowest responsible bid, in Landlord’s good faith determination taking into account (among other things) the assurances of timely performance of the work, unless Landlord and Tenant reasonably and mutually determine to select another bidder. Landlord shall notify Tenant of the total fixed-price construction cost of the Initial Tenant Work shown on such Construction Documents (“Base Price”), including the general contractor’s so-called general conditions and fees for the Initial Tenant Work. The Base Price shall hereafter be subject to adjustment for any Initial Tenant Work Change Orders (if any) under Section 5.6 below. The “Initial Tenant Work Costs” shall include (i) the Base Price (as adjusted for any Initial Tenant Work Change Order), (ii) architectural, mechanical, electrical and structural design fees incurred by Landlord for the Initial Tenant Work, (iii) all costs obtaining permits and inspections required by governmental authorities in connection with the Initial Tenant Work, together with the costs of insuring the Initial Tenant Work, to the extent not already included in the Base Price, (iv) all costs of Building services (such as electricity, HVAC, and fire alarm plug ins/outs, in each case at Building standard rates charged to tenants generally) required to implement the Initial Tenant Work, and (v) a construction management fee for the Landlord’s managing agent providing such construction management services equal to three percent (3%) of (a) the hard costs of the Initial Tenant Work and (b) any soft costs of the Initial Tenant Work managed by Landlord’s managing agent. All costs referred to in this Section shall be subject to reimbursement or application by Landlord from the Landlord’s Contribution. In the event that the total amount of the Initial Tenant Work Costs, as reasonably estimated by Landlord, exceeds the Landlord’s Contribution, then Landlord and Tenant shall each fund the Initial Tenant Work Costs on a pari passu basis (i.e., based on Landlord’s maximum financial obligation of the Initial Tenant Work Costs), based on Landlord’s monthly invoices to Tenant. If Tenant fails to pay any portion of the Initial Tenant Work Costs that it is obligated to pay hereunder within ten (10) days following receipt of each of Landlord’s invoices therefor, then Landlord shall have the right to stop performing the Initial Tenant Work pending Tenant’s payment of any such amounts and any such action by Landlord shall not be deemed a delay by

Landlord or otherwise postpone the Rent Commencement Date, but rather shall constitute a Tenant Delay. Landlord shall have no obligation to disburse or apply any portion of the Landlord’s Contribution or to perform the Initial Tenant Work at any time when there exists a Default under the Lease has been cured by Tenant.

5.6 Change Orders. Tenant may, from time to time, by written order to Landlord on a form specified by Landlord (“Initial Tenant Work Change Order” or “Change Order”), request a change in the Initial Tenant Work shown on the Construction Documents. Landlord shall cause the Initial Tenant Work to be performed in accordance with such Initial Tenant Work Change Order after approval thereof by Landlord. The Construction Documents shall not be modified in any material respect except with Landlord’s prior written approval; and all modifications to the Construction Documents, whether material or not, shall be made only by Initial Tenant Work Change Order submitted to and approved by Landlord. Tenant shall be responsible for all additional costs arising from any Initial Tenant Work Change Order determined as provided in Section 5.5 above and shall pay such Excess Tenant Work Costs to Landlord as provided in Section 5.5 above.

5.7 Landlord’s Performance of the Work. Landlord shall be deemed authorized to proceed with the Initial Tenant Work shown on the Construction Documents on the sixth (6th) Business Day after Landlord submits to Tenant the price for the Excess Initial Tenant Work Costs under Section 5.5, unless Tenant has then requested that Landlord delay the commencement of the Initial Tenant Work, in which event any such timely request (or any subsequent request) by Tenant to delay the work shall be subject to the provisions on Tenant Delay under Section 5.11 below. All Initial Tenant Work shall be performed and constructed by Landlord in accordance with the Construction Documents and in compliance with applicable Laws.

With respect to any Initial Tenant Work Change Order submitted after Landlord is initially authorized (or deemed authorized) to proceed with the Initial Tenant Work, Landlord shall be deemed authorized to proceed with such Change Order immediately upon submission thereof; provided that if Tenant shall specifically request in writing a price estimate for such Change Order, Landlord shall be deemed authorized to proceed with such Change Order on the sixth (6th) Business Day after submission of the price estimate to Tenant if the Change Order has not then been withdrawn.

No Initial Tenant Work shall be performed except in accordance with the Construction Documents, and any Initial Tenant Work Change Orders, approved by Landlord. Landlord may require that the Construction Documents or any Initial Tenant Work Change Order be revised if, in Landlord’s reasonable judgment, (i) the requested work would delay completion of the Initial Tenant Work beyond the Estimated Term Commencement Date (unless Tenant acknowledges that such delay shall constitute a Tenant Delay under Section 5.11 below), (ii) would materially increase the cost of operating the Building or performing any other work in the Building (unless Tenant pays such additional costs), (iii) are incompatible with the design, quality, equipment or systems of the Building, (iv) would require unusual expense to readapt the Premises to general purpose office use, or (v) otherwise do not comply with the provisions of this Lease.

5.8 Tenant’s Early Access. The Initial Tenant Work to be performed by Landlord under this Article 5 shall not include the purchase, installation, or testing of any personal property, furniture, computers or telecommunications equipment, or any other specialized business fixtures and equipment or wiring therefor (even if the same may be generally depicted for illustration or space planning purposes on the Construction Documents), all of which shall be Tenant’s responsibility under this Section 5.8. Prior to the Substantial Completion Date, any entry by Tenant into the Premises for the purposes of installing Tenant’s wiring, furniture, equipment, and personal property shall be subject in each case to (i) Landlord’s approval of the schedule and scope of such work (which shall not delay the performance by Landlord of the Initial Tenant Work), (ii) Landlord’s approval of Tenant’s contractors or vendors for such work in accordance with the Lease, (iii) Landlord’s receipt from Tenant of copies of all necessary permits for the applicable work by Tenant, if any, and (iv) customary insurance certificates from Tenant’s contractors, subcontractors, and other parties acting under Tenant with respect to the applicable work in accordance with the Lease. Tenant shall be responsible for any damage to the Initial Tenant Work or the Premises caused by Tenant or its employees, agents, contractors, subcontractors, material suppliers and laborers in connection with such entry. Any entry into the Premises by Tenant (or its contractors, subcontractors, or other parties acting under Tenant) prior to the Substantial Completion Date shall be subject to all of the provisions of the Lease that are applicable to the Premises during the Term, except for the obligation to pay Base Rent.

5.9 Close-Out of Initial Tenant Work. On a date reasonably specified by Landlord, Landlord and Tenant shall inspect the Initial Tenant Work for the purpose of preparing a list of the punchlist type items then remaining to be completed including seasonal items (the “Final Punchlist”). Landlord shall submit the Final Punchlist to Tenant, and Tenant shall sign and return the Final Punchlist to Landlord within five (5) Business Days after its receipt (or, if earlier, by the day before Tenant takes occupancy of the Premises), noting any items that Tenant reasonably believes should be added thereto. Items shall not be added to the Final Punchlist by Tenant after it is delivered to Landlord. If the Final Punchlist is not timely delivered by Tenant, then the Initial Tenant Work shall be deemed final and complete, and Landlord shall have no further obligation to cause any other Initial Tenant Work to be completed, other than the punchlist items specified in Landlord’s Final Punchlist and the correction of latent defects as provided below. With respect to items on the Final Punchlist not in dispute, Landlord shall cause such items to be completed in a diligent manner during regular business hours, but in a manner that will seek to minimize interruption of Tenant’s use and occupancy. With respect to any disputed Final Punchlist items, Landlord shall cause such items to be completed in like manner, but Landlord may nevertheless reserve Landlord’s rights to require Tenant to pay the costs therefor as Excess Tenant Work Costs.

Within sixty (60) days, after the completion of all items of Initial Tenant Work listed on the Final Punchlist, Landlord shall provide Tenant with a final invoice prepared by Landlord for all Excess Tenant Work Costs. Such statement shall be conclusive between the parties unless the statement is incorrect and is disputed by Tenant by notice to Landlord given within ten (10) days after Tenant’s receipt of the statement, specifying in reasonable detail any disputed items. Upon issuance of such final statement, there shall be adjustments between Landlord and Tenant to the end that Landlord shall have received the exact amount due to Landlord hereunder on account of Excess Tenant Work Costs, after the application of the entire amount of the Allowance. Any overpayment by Tenant shall be refunded to Tenant or credited by Landlord against the next payments of Base Rent. Any underpayment by Tenant of the Excess Tenant Work Costs shall be due and payable, within ten (10) days after receipt of such statement.

Except for latent defects and uncompleted items of Initial Tenant Work specified in the Final Punchlist, Tenant shall be deemed to have accepted all elements of the Initial Tenant Work on the Term Commencement Date. In the case of a dispute concerning the completion of items of the Initial Tenant Work specified in the Final Punchlist, such items shall be deemed completed and accepted by Tenant upon the delivery to Tenant of a certificate of the architect for the Initial Tenant Work selected by Tenant and approved by Landlord, that such items have been completed. In the case of latent defects in the Initial Tenant Work appearing after the Term Commencement Date, Tenant shall be deemed to have waived any claim for correction or cure thereof on the date that is fifty one (51) weeks following the Substantial Completion Date if Tenant has not then given notice of such defect to Landlord. With respect to items as to which Tenant has given adequate and timely notice hereunder, and if the period during which Landlord’s contractor is responsible to remedy or replace faulty materials or workmanship has not expired, Landlord shall use reasonable efforts to cause Landlord’s contractor so to remedy, repair, or replace any incomplete, defective or malfunctioning aspects of the Initial Tenant Work that materially affect Tenant’s occupancy of the Premises, such action to occur as soon as practicable during normal working hours and so as to avoid any unreasonable interruption of Tenant’s use of the Premises. If timely and adequate notice has been given and if Landlord has other guarantees, contract rights, or other claims against contractors, materialmen or architects, Landlord shall, with regard to any incomplete, defective or malfunctioning aspects of the Initial Tenant Work, use reasonable efforts to enforce such guarantees or contract rights provided that, with respect to warranties obtained on Initial Tenant Work, Landlord shall further transfer to Tenant any transferrable warranties which Tenant shall be responsible to enforce and Landlord shall enforce the provisions of any non-transferrable warranties. Landlord shall obtain a warranty on the Initial Tenant Work from the general contractor for one (1) year following substantial completion and shall enforce the provisions of such warranty. The foregoing shall constitute Landlord’s entire obligation with respect to all incomplete, defective, or malfunctioning aspects of the Initial Tenant Work.

5.10 Tenant’s Authorized Representative. Tenant hereby designates Tucker Kelly and/or Dave Walter to serve as Tenant’s Authorized Representative(s), who shall have full power and authority to act on behalf of Tenant on any matters relating to the Initial Tenant Work. Tenant may from time to time change the Tenant’s Authorized Representative(s) or designate additional Tenant’s Authorized Representative(s) by written notice delivered to Landlord in accordance with the Lease.

5.11 Tenant Delays. Tenant acknowledges that that substantial time will be required on its part to provide complete information concerning its requirements to the architect and engineers for the Initial Tenant Work, that Tenant must make timely decisions as and when requested hereunder, that time is of the essence to Landlord in causing the Term Commencement Date to occur as early as possible, and that Tenant will cooperate with Landlord to achieve the earliest possible Term Commencement Date. A “Tenant Delay” shall mean any of the following that delays the commencement or performance of the Initial Tenant Work and which actually results in a delay of substantial completion:

(i) any failure by Tenant to respond to requests for information necessary to complete the preparation of the Construction Documents or to carry out the Initial Improvement Work in the time periods set forth herein; provided, however, in the event no time period is set forth herein, the failure to respond to requests for information within two (2) Business Days;

(ii) any failure by Tenant timely to approve a substitute for any materials, equipment, designs, processes, or products shown on the Construction Documents that are not readily available to Landlord’s contractor to acquire in a timely manner and incorporate into the Initial Tenant Work in the ordinary course without delay,

(iii) any Initial Tenant Work Change Order causing a delay in the commencement or performance of the Initial Tenant Work, whether or not such requested Initial Tenant Change Order is actually implemented, but only to the extent actual delay is caused;

(iv) any failure of Tenant to act in the time period as required hereunder on any construction-related question or matter; provided, however, in the event no time period is set forth herein, the failure to respond to requests for information within two (2) Business Days,

(v) any request by Tenant that Landlord delay the commencement of, or delay or suspend the performance of, any element of the Initial Tenant Work (it being agreed that Landlord is not required to comply with such request and may decline to comply therewith in its sole discretion), or

(vi) any other act or omission of Tenant or any of their officers, employers, agents, contractors, or equipment vendors, including without limitation under Section 5.8 above.

For each day of Tenant Delay, the Substantial Completion Date shall be deemed to be one day earlier than the actual date thereof, and the Term Commencement Date and Tenant’s obligation to pay Base Rent and additional charges shall be accelerated accordingly under Section 3.01 of the Lease. Notwithstanding anything to the contrary contained herein, then except in the case of Tenant’s failure to comply with a specific time period set forth in this Lease, in no event shall any act or omission be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (a) that a Tenant Delay is occurring or is expected to occur, (b) of the basis on which Landlord has determined that a Tenant Delay is occurring or is expected to occur. Unless a Tenant Delay Notice is not required as aforesaid, no period of time prior to the time that Tenant receives a Tenant Delay Notice shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.

5.12 Additional Contribution. If Tenant so requests by notice to Landlord, Landlord will increase Landlord’s Contribution by an amount not exceeding $678,592 as specified in Tenant’s notice. The amount of the increase of Landlord’s Contribution so specified by Tenant shall be deemed in exchange for a dollar for dollar reduction in the Free Rent by the amount of such increase in Landlord’s Contribution, based on a monthly Basic Rent of $169,648 pro-rated on a daily basis, and shall increase the Basic Rent payable in the last month or months of the period of Free Rent.

If Landlord terminates this Lease prior to the expiration of the fifth (5th) Lease Year due to a Default of Tenant, then Tenant shall, in addition to other amounts due hereunder, be obligated to repay to Landlord, within thirty (30) days of such termination, all of Landlord’s Contribution, together with interest thereon at the rate of twelve percent (12%) per annum accruing from and after the disbursement of such Landlord’s Contribution from Landlord to Tenant.

Landlord shall also contribute an allowance in an amount not to exceed $0.12 per rentable square feet of the Premises (i.e., $5,310.72) toward the actual cost of an initial space plan upon which the Construction Documents will be based (the “Space Plan Allowance”), which Space Plan Allowance shall be paid by Landlord to Tenant, within thirty (30) days after receipt of an invoice therefor.

ARTICLE 6

USE OF PREMISES

6.1 Permitted Use. Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses and for no other use without Landlord’s prior express written consent.

6.2 Signage. Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises or any portion of the Premises visible from outside the Building any sign, symbol, advertisement or the like visible to public view outside of the Premises except as set forth herein. Tenant shall have the right, subject to Landlord’s consent, not to be unreasonably withheld, conditioned or delayed, and subject to all applicable legal requirements, to (a) exterior façade or banner signage in a location mutually agreed upon by the parties, (b) monument signage at the north and south entrances on the tenant designated areas on such signs as reasonably determined by Landlord comparable to the signage of comparably sized tenants and otherwise in accordance with Landlord’s sign standards, and (c) suite entry and directory signage within the Building lobby and common areas and the entrance to the Premises. All signage or lettering comply with law and conform to any sign standards of Landlord, and provided that Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the sign to be placed by Tenant. Tenant shall be responsible for all costs associated with such signs, including all costs of obtaining all government permits and approvals for the same. Landlord shall identify Tenant and its location on all building directories and on any future signage initiatives at the Property which identify similar sized tenants of the Property.

6.3 Other Requirements. Tenant agrees to conform to the following provisions during the Term of this Lease:

(a) Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building or the Property;

(b) Tenant shall, in its use of the Premises, comply with Applicable Law; and

(c) Tenant shall abide by the Rules and Regulations from time to time established by Landlord. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. The Rules and Regulations currently in effect are set forth in Exhibit C.

6.4 Extra Hazardous Use. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance carried by Landlord on the Premises or the Property above the standard rate applicable to Premises being occupied for the Permitted Use. If the premium or rates payable with respect to any policy or policies of insurance purchased by Landlord or Landlord’s Managing Agent with respect to the Property increases as a result of any act or activity on or use of the Premises during the Term or payment by the insurer of any claim arising from any act or neglect of Tenant, or Tenant’s Agents, independent contractors or invitees, Tenant shall pay such increase, from time to time, within fifteen (15) days after demand therefor by Landlord, as Additional Rent.

6.5 Hazardous Materials.

(a) As used herein each of the following terms shall have the meaning ascribed thereto:

(i) “Hazardous Materials” shall mean each and every element, compound, chemical, mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law, including, without limitation, an “oil,” “hazardous waste,” “hazardous substance,” or “chemical substance or mixture,” as the foregoing terms (in quotations) are defined in Environmental Laws, as defined below.

(ii) “Environmental Law” shall mean any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq., and all environmental laws of the state in which the Property is located, including without limitation, Chapter 21C, Chapter 21D, and Chapter 21E of the General Laws of Massachusetts and the regulations promulgated by the Massachusetts Department of Environmental Protection,

(iii) “Environmental Condition” shall mean any disposal, release or threat of release of Hazardous Materials on, from or about the Premises, the Building or the Property or storage of Hazardous Materials on, from or about the Premises, the Building or the Property.

(b) Tenant may use chemicals such as adhesives, lubricants, ink, solvents and cleaning fluids of the kind and in amounts and in the manner customarily found and used in business offices in order to conduct its business at the Premises and to maintain and operate the business machines located in the Premises. Tenant shall not, without Landlord’s prior written consent, which Landlord may withhold or condition in Landlord’s sole discretion, allow, use, store, handle, treat, transport, release or dispose of any other Hazardous Materials on or about the Premises or the Property except as aforesaid. Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by Tenant in or about the Premises or the Property and Tenant’s use of the Premises shall comply with all applicable Environmental Laws. Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication received by Tenant from any governmental authority concerning Hazardous Materials which relates to the Premises, the Building or the Property, and (ii) any Environmental Condition of which Tenant is aware.

(c) Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any liabilities, losses, claims, damages, interest, penalties, fines, Attorneys’ Fees (as defined below), experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release, or disposal of Hazardous Materials in or about the Premises or the Property by Tenant or Tenant’s Agents, independent contractors or invitees either prior to, during or after the Term of this Lease. As used in this Lease, the term “Attorneys’ Fees” means attorneys’, paralegals, consulting and witness’ fees and disbursements, whether for in house counsel or outside counsel (including without limitation, for attendance at hearings, depositions, and trials) and related expenses, including, without limitation, for lodging, meals, and transportation, together with all such costs and expenses incurred in connection with appellate proceedings. Notwithstanding the foregoing, Tenant shall not be responsible for any Hazardous Materials existing at the Premises as of the Term Commencement Date.

(d) Notwithstanding the foregoing or anything in this Lease to the contrary, Tenant shall not be liable for, and shall have no obligation to indemnify, defend or hold harmless Landlord or any Landlord Party for, any Hazardous Materials introduced to the Premises or the Building by any party other than Tenant or any of Tenant’s customers, employees, agents or contractors (a “Tenant Party”), except to the extent that any such claims relate to the disturbance of Hazardous Materials by Tenant or any Tenant Party after Tenant obtains actual knowledge of the existence of such Hazardous Materials.

The provisions of this Section 6.5 shall survive the expiration or earlier termination of the Term of this Lease, regardless of the cause of such expiration or termination.

6.6 Sustainability Initiative. Tenant acknowledges that Landlord may elect, in Landlord’s sole discretion, to implement energy efficient and environmentally sustainable practices (collectively, the “Sustainability Initiative”) and, in furtherance of same may pursue an environmental sustainability monitoring and certification program such as Energy Star, Green Globes-CIEB, Leadership in Energy and Environmental Design (“LEED”), or similar programs (“Green Certification”). Notwithstanding anything to the contrary contained herein, any initial LEED certifications, or Green Certification or similar certifications, if treated as an Operating Expense, shall be included in the base year for calculating Operating Expenses. Tenant acknowledges that in order to further its Sustainability Initiative or pursue Green Certification, Landlord may be required to provide information, including a copy of this Lease (redacted if necessary to remove confidential information) and historical and current data regarding energy use, materials, procedures and systems operation within the Building and/or Premises to the Green Building Certification Institute (“GBCI”) or to another certification body or agency, in order to demonstrate compliance with various program requirements. Tenant agrees that throughout the Term of this Lease: (i) Landlord may furnish a copy of this Lease (redacted as necessary) and other information provided from Tenant to Landlord as reasonably necessary to comply with Green Certification requirements; (ii) Tenant shall cooperate in good faith to maintain and provide Landlord with historical and current data regarding energy use, materials, procedures and systems operation by Tenant or within the Premises as Landlord shall reasonably require in order to meet the Sustainability Initiative, including without limitation documentation Tenant (or its consultant or contractor) has or may submit to obtain a “Green Certification” for the Premises; and (iii) Tenant shall cooperate with Landlord and comply with the Sustainability standards including, without limitation, all monitoring and data collection, maintenance, access, documentation and reporting requirements set forth therein, provided the same shall be at no material cost to Tenant and shall not materially increase Tenant’s obligations hereunder or reduce Tenant’s rights granted herein. Tenant will make available to Landlord, upon Landlord’s request, any information in Tenant’s possession or control concerning matters necessary or desirable in its efforts to obtain or maintain Green Certification. Landlord’s Sustainability Initiative may include, without limitation, matters addressing operations and maintenance, including, without limiting: chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. Tenant’s construction and maintenance methods and procedures, material purchases, and disposal of waste shall be in compliance with minimum standards and specifications of Landlord’s Sustainability Initiative as Landlord may establish from time to time (provided Tenant has been delivered a copy), in addition to all applicable Laws. Tenant shall use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades to avoid over heating the space (but not blinds as Landlord is not providing blinds nor is Tenant installing blinds within the Premises); turning off lights and equipment at the end of the work day; and purchasing ENERGY STAR® qualified equipment, including but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; and/or purchasing products certified by the U.S. EPA’s Water Sense® program. Before closing and leaving the Premises at any time, Tenant shall use reasonable efforts to turn off all lights, electrical appliances and mechanical equipment that are not otherwise required to remain on.

ARTICLE 7

INSTALLATIONS AND ALTERATIONS BY TENANT

7.1 General. Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements, including without limitation, Tenant’s Exclusive Facilities (as defined below) (collectively, “Alterations”) in or to the Premises (including without limitation, any Alterations, other than the Initial Tenant Work, necessary for Tenant’s initial occupancy of the Premises) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed with respect to Alterations that do not adversely affect the Structure (as defined below) of the Building, the Building’s heating, ventilating, and air-conditioning (“HVAC”), life safety, electrical, plumbing, mechanical or utility systems or any other Building systems (collectively, the “Building Systems”) or any Common Facilities or other area outside of the Premises. Any Alterations shall be performed and maintained in accordance with the Rules and Regulations and with plans and specifications meeting the requirements set forth in the Rules and Regulations and approved in advance by Landlord. Notwithstanding the foregoing, Tenant shall have the right to make cosmetic Alterations without Landlord’s approval so long as the same (1) do not affect the Structure or the roof, window frames, outside walls, or Building Systems of the Building, (2) do not require a building permit and (3) do not have an aggregate cost of more than $100,000 in any one year.

7.2 Requirements for Alterations. All Alterations shall (i) be performed in a good and workmanlike manner and in compliance with all Applicable Law, including the requirement that Tenant obtain any and all permits and approvals required of the applicable government authorities, (ii) be made at Tenant’s sole cost and expense, (iii) become part of the Premises and the property of Landlord (unless at the time of Landlord’s approval of such Alterations, Landlord elects in writing to require Tenant to remove the same upon Tenant’s surrender of the Premises) except for Tenant’s Removable Property, as defined in Section 7.3 below, and (iv) be coordinated with any work being performed by Landlord in such a manner as not to damage the Building or interfere with the construction or operation of the Building. If any Alterations shall involve the removal of fixtures, equipment or other property in the Premises which are not Tenant’s Removable Property, such fixtures, equipment or other property shall be promptly replaced by Tenant at its expense with new fixtures, equipment or other property of like utility and of at least equal quality.

7.3 Tenant’s Removable Property. All articles of personal property and all business fixtures, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Term, provided that Tenant, at its expense, shall repair any damage to the Property caused by such removal.

7.4 Liability; Mechanics’ Liens. Notice is hereby given, and Landlord and Tenant hereby agree, that Landlord shall not be liable for any labor or materials (or the cost therefor) furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Property or any portion thereof. To the maximum extent permitted by law, before such time as any contractor commences to perform Alterations, Tenant shall obtain from such contractor (and any subcontractors), and shall furnish to Landlord, a written statement acknowledging the provisions set forth in the immediately preceding sentence and, at Landlord’s request, Tenant shall, before commencing its Alterations, secure additional assurances satisfactory to Landlord in its reasonable discretion for projects the estimated cost of which will exceed $250,000 protecting Landlord against claims arising out of the furnishing of labor and materials for such Alterations. Tenant agrees to pay promptly when due the entire cost of any Alterations, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to all or any part of the Property and to immediately discharge any such liens which may so attach. If, notwithstanding the foregoing, any lien is filed against all or any part of the Property for Alterations claimed to have been done for, or materials claimed to have been furnished to, Tenant or Tenant’s Agents (other than the Initial Tenant Work for which Landlord is responsible) or independent contractors, Tenant, at its sole cost and expense, shall cause such lien to be dissolved within thirty (30) days after receipt of notice that such lien has been filed, by the payment thereof or by the filing of a bond sufficient to accomplish the foregoing and shall deliver to Landlord evidence thereof within three (3) Business Days of such dissolution. If Tenant fails to discharge any such lien, Landlord may, at its option, discharge such lien and treat the cost thereof (including Attorneys’ Fees incurred in connection therewith) as Additional Rent payable by Tenant upon demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release a Default of Tenant in not discharging such lien. Subject to the waiver of subrogation contained in Section 13.4 hereof, Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any Alterations, which obligation shall survive the expiration or earlier termination of this Lease.

7.5 Harmonious Labor. In the course of any work being performed by Tenant (including without limitation, the “field installation” of any Tenant’s Removable Property), Tenant agrees to use labor compatible with that being employed by Landlord for work in the Building or on the Property or other buildings owned by Landlord or its affiliates (which term, for purposes hereof, shall include, without limitation, entities which control or are under common control with or are controlled by Landlord or, if Landlord is a partnership or limited liability company, by any partner or member of Landlord) and not to employ or permit the use of any labor or otherwise take any action which might result in a labor dispute involving personnel providing services in the Building or on the Property pursuant to arrangements made by Landlord.

ARTICLE 8

ASSIGNMENT AND SUBLETTING

8.1 Prohibition. Tenant covenants and agrees that neither this Lease nor the estate hereby granted, nor any interest herein or therein, will be assigned (collaterally, conditionally or otherwise), mortgaged, pledged, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor the Property, nor any part thereof, will be encumbered in any manner by reason of any act or omission on the part of Tenant, or be sublet (which term, without limitation, shall include granting of concessions, licenses, use and occupancy agreements and the like) in whole or in part, or be offered or advertised for assignment or sublease by Tenant or any person acting on behalf of Tenant, without in each case, the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant further agrees that notwithstanding any assignment or sublet of any or all of Tenant’s interest in this Lease (irrespective of whether or not Landlord’s consent is required therefor), Tenant shall remain fully and primarily liable for the payment and performance of its obligations hereunder, and in the case of assignment such liability shall be joint and several with such assignee or assignees from time to time. Any consent by Landlord to a particular assignment, sublease or occupancy or other act, from time to time, for which Landlord’s consent is required pursuant to this ARTICLE 8, and any provision of this Lease which permits an assignment, sublease or occupancy or other act without Landlord’s consent shall not in any way diminish the prohibition stated in this Section 8.1 to any such further assignment, sublease or occupancy or other act or the continuing liability of the original named Tenant or of any assignee from time to time.

8.2 Additional Events Deemed to be Assignment/Sublet. Without limiting the foregoing, each of the following events shall, for all purposes hereof, be deemed to be an assignment/sublet of this Lease and shall be subject to the provisions of this ARTICLE 8: (i) Tenant entering into any agreement which purports to relieve Tenant from the obligation to pay, or pursuant to which a third party agrees to pay on Tenant’s behalf or to Tenant, all or any portion of the Rent under this Lease; (ii) Tenant entering into any agreement pursuant to which a third party undertakes or is granted by or on behalf of Tenant the right to assign or attempt to assign this Lease or to sublet or attempt to sublet all or any portion of the Premises; (iii) the transfer (by one or more transfers) of a controlling portion of or interest in (meaning more than fifty percent (50%)) of the voting rights or stock or partnership or membership interests or other evidences of equity interests of Tenant; provided, however, that the transfer of equity interests in Tenant on a nationally recognized public stock exchange shall not be deemed an assignment within the meaning of this ARTICLE 8.

Notwithstanding any other provision of this Lease to the contrary, either (1) a merger or consolidation of Tenant with another entity, (2) the assignment of this Lease or a sublease of all or a portion of the Premises to a subsidiary or Affiliate (as defined below) of Tenant, or (3) a transaction with a corporation to which substantially all of Tenant’s assets are transferred, shall all be deemed an assignment of this Lease or a sublease of a portion of the Premises, as the case may be, Landlord’s consent shall not be required therefor so long as the surviving entity pursuant to any merger or consolidation, any such subsidiary or controlling corporation, or any corporation to which substantially all such assets are transferred has a tangible net worth no less that Tenant’s tangible net worth immediately prior thereto and executes an assignment and assumption agreement or a sublease agreement with Tenant, as the case may be, and such agreement contains an assumption by such party of all of the obligations of Tenant hereunder with respect to such assignment or sublease, as the case may be, including without limitation, the obligation to pay the Rent and other amounts provided for under this Lease in case of an assignment, and a copy of such agreement is delivered to Landlord within ten (10) days of such transaction. By entering into such agreement, such party shall be deemed to have also agreed to confirm such obligations in writing to Landlord and any Holders (as defined below). For the purposes hereof, an “Affiliate” of Tenant shall mean any entity which (v) controls, is controlled by or is under common control with Tenant, (w) results from a merger or consolidation with Tenant, (x) acquires the business being conducted on the Premises by Tenant, (y) has entered into a management contract with Tenant, or (z) has at least a ten percent (10%) ownership interest in Tenant.

8.3 Provisions Void Upon Assignment/Sublet. Notwithstanding any provision herein to the contrary, Tenant shall not assign, sublet or otherwise transfer any of its interest or rights hereunder to any other tenant in the Building (if Landlord has comparable space on comparable terms available for lease), without the prior written consent of Landlord in its sole discretion.

8.4 Provisions Incorporated Into Sublease. Any sublease of all or a portion of the Premises shall be deemed to include the following provisions (notwithstanding any provision of the sublease to the contrary) and such provisions shall be deemed included in any Landlord consent agreement: (i) the term of the sublease must end no later than one day before the last day of the Term of this Lease; (ii) no sublease shall be valid, and no sublessee shall take possession of all or any part of the Premises until a fully executed counterpart of such sublease has been delivered to Landlord; (iii) such sublease is subject and subordinate to this Lease and the provisions hereof; and (iv) in the event of termination of this Lease for any reason or reentry or repossession of the Premises by Landlord, Landlord may, in its sole discretion and option, take over and assume all of the right, title and interest of Tenant, as sublessor under such sublease, whereupon, from and after notice thereof given by Landlord to such sublessee, such sublessee shall attorn to Landlord and pay rent and perform all obligations of such sublessee under such sublease for the full term of such sublease directly to Landlord, such sublease, from and after such notice, constituting a direct lease between Landlord and such sublessee; provided, however, that Landlord shall not (A) be liable for any previous act or omission of Tenant under such sublease; (B) be subject to any credit, claim, defense or offset previously accrued in favor of such sublessee against Tenant; (C) be bound by any previous modification of such sublease made without Landlord’s prior written consent or by any previous prepayment of more than one (1) month’s rent; or (D) be required to account for, or be responsible for, any security deposit not actually delivered to Landlord, and then, only to the extent not previously applied to amounts due. If a Default of Tenant occurs and Landlord elects to take over all of the right, title and interest of Tenant as sublessor under such sublease and to cause such sublessee to attorn to Landlord, all as provided above, then for the purposes of the foregoing provisions of this ARTICLE 8 only, by execution of a sublease, each such subtenant shall be deemed to have agreed that such subtenant and Landlord shall be in privity of contract with each other.

8.5 Collection of Rent. If Tenant assigns its interest under this Lease, or sublets or allows occupancy of the Premises or any part thereof by any party other than Tenant, whether or not in violation of the terms and conditions of this ARTICLE 8, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant, and apply the net amount collected to the Rent and other charges herein reserved, but no such assignment, sublease, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the payment and further performance of obligations on the part of Tenant to be performed hereunder.

8.6 Excess Payments. Except pursuant to a permitted transfer in accordance with Section 8.2 above, if Tenant assigns its interest under this Lease or sublets or otherwise permits occupancy of the Premises or any portion thereof, Tenant shall pay to Landlord, as Additional Rent fifty percent (50%) of all Profits (as defined below). As used herein, the term “Profits” means the amount, if any, by which (a) all compensation received by Tenant as a result of such assignment or sublease, or other occupancy, net of reasonable expenses actually incurred by Tenant in connection with such assignment or sublease or other occupancy exceeds (b) in the case of an assignment, the Rent under this Lease, and in the case of a sublease or other occupancy, the portion of the Rent allocable to the portion of the Premises subject to such subletting or other occupancy. All payments due pursuant to this Section 8.6 shall be made on a monthly basis concurrently with Tenant’s payment of Basic Rent hereunder. Landlord shall have the right, upon five (5) Business Days prior written notice to Tenant, to audit Tenant’s books and records with respect to such excess payments. Notwithstanding the foregoing, the provisions of this Section 8.6 shall impose no obligation on Landlord to consent to any assignment/subletting/occupancy with respect to this Lease.

8.7 Payment of Landlord’s Costs. Tenant shall reimburse Landlord within thirty (30) days of Landlord’s written demand, as Additional Rent, for any out-of-pocket costs (including reasonable Attorneys’ Fees and expenses, not to exceed $1,500) incurred by Landlord in connection with each actual or proposed assignment, sublease, occupancy agreement, or other act described in Section 8.1 or Section 8.2 or other request for approval or execution of any document whatsoever whether or not consummated, including without limitation, the costs of making investigations as to the acceptability of a proposed assignee, sublessee or occupant.

8.8 Conditions to Effectiveness of Assignment/Sublet. Any assignment, sublease or occupancy agreement shall not be valid or binding on Landlord and no assignee, sublessee or occupant shall take possession of all or any portion of the Premises unless and until (i) Tenant, Landlord and the assignee, sublessee, or occupant have each executed a consent agreement, in form and substance satisfactory to Landlord (which consent agreement shall provide, among other things, that said assignee, sublessee or occupant agrees to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed, except in the event of a sublease of only a portion of the Premises, in which case such obligations shall only apply to the portion being sublet, and shall otherwise comply with this ARTICLE 8), (ii) Tenant has delivered to Landlord a fully executed counterpart of such assignment, sublease or occupancy agreement acceptable to Landlord, together with a final schedule of expected Profits and a final schedule of expected Amortized Costs, (iii) Tenant has paid to Landlord any sums required pursuant to Section 8.7 hereof, and (iv) Tenant has delivered to Landlord evidence (in the form of a certificate of insurance using Acord 27 or equivalent) of compliance by the assignee/sublessee with the insurance provisions of this Lease.

ARTICLE 9

MAINTENANCE, REPAIRS AND REPLACEMENTS

9.1 Landlord’s Obligations. Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair the roof (including the roof membrane, insulation and decking), Structure (as defined below), the exterior walls of the Building (including exterior window units and glass and exterior doors and related glass), all shared Building Systems and the rooftop HVAC unit(s) exclusively serving the Premises. As used herein, “Structure” means the load bearing portions of the walls, columns, beams, concrete slab, footings, exterior windows, and structural beams of the roof, in each case as necessary to preserve the load bearing capacity thereof. Landlord also agrees, to the extent practicable, to (a) keep and maintain all Common Facilities in a good and clean order, condition and repair, (b) keep all access roads, driveways, pedestrian walkways, and parking areas on the Property reasonably free of snow and ice and free of accumulation of dirt and rubbish, and (c) keep and maintain all landscaped areas on the Property in a neat and orderly condition. Notwithstanding the foregoing, Landlord shall have no obligation to maintain, repair or replace (i) Tenant’s Alterations, (ii) Tenant’s Removable Property (iii) any such equipment or Building Systems located within the Premises (including, without limitation, all portions of the HVAC system in the Premises) or located elsewhere on the Property and serving the Premises exclusively (other than the rooftop HVAC unit(s) exclusively serving the Premises which are Landlord’s responsibility), or (iv) any supplemental equipment or Building Systems installed by Tenant or at Tenant’s request or as a result of Tenant’s requirements in excess of building standard design criteria (collectively, “Tenant’s Exclusive Facilities”).

Landlord reserves the right, exercisable by itself or its employees, agents or contractors, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, and, except in the event of an emergency, upon prior written notice to Tenant of at least 48 hours, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Building (including the Premises) and the fixtures and equipment of the Building, as well as in or to the street entrances, halls, passages, elevators, and stairways of the Building, as it may deem necessary or desirable, and to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building; provided, however, that there be no unreasonable obstruction of the right of access to, or material interference with the use and enjoyment of, the Premises by Tenant, except temporarily during construction or other work. Landlord shall perform such activities in a manner which minimizes disruption of the business operations conducted within the Premises, except that Landlord shall not be obligated to employ labor at so-called “overtime” or other premium pay rates. Nothing contained in this ARTICLE 9 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making or causing to be made any repair, replacement or improvement or complying with any law, order or requirement of any Governmental Authority. Neither the Lease, nor any use by Tenant, shall give Tenant any right or easement or the use of any door or any passage or any concourse connecting with any other building or to any public convenience, and the use of such doors, passages, concourses and such other conveniences may be regulated or discontinued at any time and from time to time by Landlord without notice to Tenant and without affecting the obligations of Tenant hereunder and without Landlord incurring any liability to Tenant therefor.

Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly provided in this Section 9.1, unless expressly provided otherwise in this Lease. Notwithstanding any provision herein to the contrary, Landlord shall in no event be responsible for (i) the repair of interior glass in the Premises, the doors (or related glass and finish work) leading to the Premises, or (ii) any condition in the Premises, the Building or the Property caused by any act or neglect of Tenant or any of Tenant’s Agents, invitees or independent contractors.

Landlord shall never be liable for any failure to perform any of its maintenance, repair or replacement obligations under this Lease unless Tenant has given notice to Landlord of the need to perform the same, and Landlord fails to commence to perform the same within a reasonable time thereafter, or fails to proceed with reasonable diligence to complete such performance.

9.2 Tenant’s Obligations.

(a) Except to the extent specifically required of Landlord under Section 9.1, Tenant will keep the Premises (including without limitation, any Alterations thereto) and the Tenant’s Exclusive Facilities and every part thereof neat, clean and sanitary, and will keep its trash free of rodents and vermin and suitably store same at Tenant’s sole cost in the Premises or at other locations in the Building or on the Property designated by Landlord, and in receptacles approved by Landlord, from time to time, and will maintain the Premises (including without limitation, any interior glass, and Tenant’s Exclusive Facilities) in good order, condition and repair, excepting only reasonable wear and tear of the Premises, and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and Tenant shall surrender the Premises and the Tenant’s Exclusive Facilities (with the exception of Tenant’s Removable Property) to Landlord, upon the expiration or earlier termination of the Term, in such condition. Without limitation, Tenant shall, at Tenant’s expense, comply with, and cause the Premises and the Tenant’s Exclusive Facilities to comply with all Applicable Law and the standards recommended by the local Board of Fire Underwriters applicable to Tenant’s use and occupancy of the Premises, and shall, at Tenant’s expense, timely obtain all permits, licenses and the like required thereby. Notwithstanding the foregoing, (a) Landlord shall deliver the Premises to Tenant on the Term Commencement Date in compliance with all applicable laws, including the ADA for general office use and (b) Landlord shall be responsible for maintaining the Common Areas in compliance with applicable laws, including the ADA. Subject to Section 13.4 regarding waiver of subrogation, Tenant shall be responsible for the cost of repairs and replacements which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant, or its Agents, invitees or independent contractors (including any damage by fire or other casualty arising therefrom).

(b) If Tenant is required to repair, replace or maintain any portion of the Building pursuant to the provisions of this Lease, and Tenant fails to commence to perform such act within ten (10) days’ after Landlord’s written notice, or fails to complete such act so commenced within thirty (30) days of said notice (except that no notice shall be required in the event of an emergency), Landlord may perform such act (but shall not be required to do so), and the provisions of Section 19.2(f) (“Remedying Defaults”) shall be applicable to the costs thereof. Landlord shall not be responsible to Tenant for any loss or damage whatsoever that may accrue to Tenant’s stock or business or property by reason of Landlord’s performing such acts.

ARTICLE 10

UTILITIES AND OTHER SERVICES

10.1 Heating, Ventilation and Air-Conditioning. Landlord shall, during Normal Business Hours, furnish heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation based on an occupancy not exceeding one (1) person per 150 square feet of useable area and an electrical load not exceeding the 5.0 watts per square foot of usable area as adjusted by Landlord from time to time. If Tenant shall require air conditioning, heating or ventilation outside the hours and days above specified, Landlord may, at its option furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect for the Building upon demand as Additional Rent. In the event Tenant introduces into the Building personnel or equipment which overloads the capacity of any Building System or in any other way interferes with the Building System’s ability to perform adequately its proper functions, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, and the cost of such supplementary systems shall be payable by Tenant to Landlord upon demand as Additional Rent. Notwithstanding anything to the contrary contained herein, should the HVAC unit(s) exclusively serving the Premises require replacement during the Term (as may be extended), Landlord shall promptly replace the same at its sole cost and expense so long as the replacement is not necessitated by the negligence or willful misconduct of Tenant.

The HVAC unit(s) that Landlord shall provide will be designed to provide 350 square feet per ton of air conditioning and the design criteria for the HVAC equipment shall be as follows:

Occupancy: 1 person/150 SF of usable area

Electrical Consumption: 5.0 watts/SF of usable area

Winter: Indoor 70-75°F dry bulb (no humidity control)

Outdoor: 0°F dry bulb

Summer: Indoor 72-76°F dry bulb (50% RH)

Outdoor: 91°F dry bulb

Ventilation (fresh outside air) will be supplied into the Building at a minimum rate of 20 CFM per person, assuming one person per 150 SF of usable floor area, and will be no less than 10% of the primary air. All HVAC equipment will be capable of 100% outside air enthalpy control during economizer operation. Exhaust rate will be equal to 2 CFM per square foot of toilet room, minimum of 50-75 CFM per water closet or urinal. Rooftop units will be manufactured by Trane, Carrier, or approved equal and consist of MERV 8 filters, DX-cooling, indirect gas heating, economizer, night setback, VFDs, and DDC controls.

Any supplemental cooling systems added by Tenant shall be paid for by Tenant and, for any such interior supplemental cooling equipment, shall also include a secondary drain pan installed underneath such units with a leak detection sensor that automatically shuts down the associated unit upon any leak detection. Any such equipment exceeding 500 pounds shall require structural engineering by a Landlord-approved structural engineer at Tenant’s sole cost. No equipment, louvers, etc. shall be installed in any exterior walls without prior approval from the Landlord.

10.2 Utilities.

(a) General. Tenant and not Landlord shall be responsible for furnishing all telephone and other utility services (other than water and sewer services) to the Premises. All such services shall be separately metered and Tenant shall pay all charges therefor directly to the utility provider. Notwithstanding the foregoing, electrical service for the Premises shall be governed by the provisions of subsection (b) below.

(b) Electricity.

(i) Arrangement/Metering.

Tenant is responsible for furnishing electrical service to the Premises for lights and plugs. Such electrical service shall be separately metered and Tenant shall pay all charges therefor directly to the utility provider. Electricity for the HVAC unit(s) exclusively serving the Premises will be separately metered or submetered by Landlord, and the costs thereof shall be included in Operating Expenses, provided that the electricity costs of providing HVAC to the Premises outside of Normal Business Hours will not be included in Operating Expenses and instead will be paid in their entirety by Tenant upon billing by Landlord therefor at the Building’s standard rates from time to time (initially $80 per hour). Tenant agrees that its electrical demand requirements shall not adversely affect the Building’s electrical system and will not exceed the maximum from time to time permitted under Applicable Law, and to repair at Tenant’s sole cost any damage caused to the electrical system caused by Tenant’s failure to observe this requirement.

(c) Capacity. Tenant warrants and represents to Landlord that its electrical demand requirement shall not exceed six (6) watts per usable square feet or otherwise adversely affect the Building’s electrical system. Tenant’s use of electrical energy in the Premises shall not at any time exceed the maximum capacity permitted from time to time under Applicable Law or the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises and Tenant shall repair any damage caused by Tenant’s failure to observe such requirements. Any additional feeders or risers necessary to supply electricity to the Premises in addition to those originally installed and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Tenant at its sole cost and expense, provided that such additional feeders and risers and other equipment are permissible under Applicable Law and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or cause or create a dangerous condition or unreasonably interfere with other tenants of the Building. Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

(d) No Landlord Liability. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to the Premises by reason of any requirement, act or omission of the public or other utility serving the Building with electricity unless due to the act or omission of Landlord or Landlord’s Agents or independent contractors. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense that Tenant may sustain or incur if the quantity, character or supply of electrical energy is changed or is no longer available or suitable for Tenant’s requirements.

(e) Limitation on Equipment. In order to assure that the capacity of the electrical system of the Building is not exceeded and to avert possible damage thereto, Tenant shall not, without Landlord’s prior consent, which shall not be unreasonably withheld, connect any fixtures, appliances or equipment to the Building’s electric distribution system other than personal computers, laptops, tablets, printers, copiers, facsimile machines, telephones, typewriters, pencil sharpeners, adding machines, clocks, radios, calculators, dictaphones, and other similar small electrical equipment normally found in business offices and not drawing more than the building standard, as adjusted by Landlord from time to time.

10.3 Other Services. Landlord shall also provide the following services:

(a) Passenger elevator service via the existing passenger elevator system in the Building in common with Landlord and others entitled thereto.

(b) Water (at temperatures supplied by the city or town in which the Property is located) for lavatory and kitchenette purposes and such sewer service as is available from such city or town. If Tenant uses water for any purpose other than for ordinary lavatory and kitchenette purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter to measure Tenant’s water consumption. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof as Additional Rent upon demand and shall keep such meter and installation equipment in good working order and repair, and Landlord shall have access to the Premises, from time to time, to reach such meter. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in the event Tenant fails timely to make any such payment, Landlord may, at its option, pay such charges and collect the same from Tenant upon demand as Additional Rent.

(c) Cleaning and janitorial services to the Premises, provided the same are kept in order by Tenant, substantially in accordance with the cleaning standards set forth on Exhibit H hereto.

10.4 Interruption of Service. Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply and/or flow of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving as access to the Building, or other portions of the Property, without thereby incurring any liability to Tenant, when necessary or advisable, in Landlord’s judgment, by reason of accident or emergency, or for repairs, alterations, replacements or improvements necessary or advisable, in Landlord’s judgment, or when prevented from supplying such services or use due to any act or neglect of Tenant or Tenant’s Agents, invitees or independent contractors or any person claiming by, through or under Tenant or by Force Majeure. No diminution or abatement of Basic Rent or Additional Rent, nor any direct, indirect or consequential damages shall be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant hereunder be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. Failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this ARTICLE 9 shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of Basic Rent or Additional Rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. In exercising its rights under this Section 10.4, Landlord shall make a commercially reasonable effort not to materially interfere with Tenant’s use and occupancy of the Premises or its access thereto.

Notwithstanding the foregoing, if the Premises are rendered Untenantable (as defined below), the obligation of the Tenant to pay Basic Rent and Additional Rent hereunder shall be abated in proportion to the portion of the Premises so rendered Untenantable from the date on which such Untenantability commences until the date immediately following the day on which such Untenantability is cured. For all purposes of this Lease, “Untenantability” shall mean that, for at least three (3) consecutive days following written notice to Landlord of such condition, due to Landlord’s negligent interruption or willful interruption of Essential Services, as defined below, Tenant shall not be reasonably able to use and occupy or to have access to the Premises, or a portion of the Premises, as the case may be, for the normal conduct of Tenant’s business operations without extraordinary and unreasonable measures being required to be taken by Tenant in order to do so and Tenant does not use or occupy the same during said period. As used herein, “Essential Services” shall mean the following services: access to the Premises, HVAC, water and sewer/septic service and electricity, but only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.

ARTICLE 11

REAL ESTATE TAXES

11.1 Payments on Account of Real Estate Taxes.

(a) “Tax Year” shall mean a twelve (12) month period commencing on July 1 and falling wholly or partially within the Term, and “Taxes” shall mean: (i) all taxes, assessments (special or otherwise), betterments, levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof, or against any Basic Rent, Additional Rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property and any portion thereof, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Basic Rent, Additional Rent or other rent of any kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing operation, or use of the Property or any portion thereof; and (iv) reasonable expenses of any proceeding for abatement of any of the foregoing items included in Taxes; but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. There shall be excluded from Taxes all income, estate, succession, franchise, inheritance and transfer taxes of Landlord; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, excise or other tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such tax or charge shall be included in the term “Taxes” for the purposes of this Article.

(b) Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Taxes in excess of the Taxes for the “Base Tax Year”, such amount to be apportioned for any portion of a Tax Year in which the Term Commencement Date falls or the Term expires. The Base Tax Year shall be the tax fiscal year ending June 30, 2019, provided that if the first Tax Year in which the Building is assessed as a completed building, as determined from the assessor’s records, is subsequent to the tax fiscal year ending June 30, 2019, then the Taxes for the Base Tax Year shall be the lesser of (i) the Taxes for the first tax fiscal year in which the Building is assessed as a completed building and (b) $1,801,700.

(c) Estimated payments by Tenant for Taxes shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. Tenant’s monthly estimated payment for Taxes shall be sufficient to provide Landlord with a sum equal to 1/12 of Tenant’s required payment for Taxes for the then current Tax Year, as reasonably estimated by Landlord from time to time. Once annually, Landlord shall advise Tenant of the amount of the tax bills for the prior Tax Year and the computation of Tenant’s required payment for Taxes. If estimated payments for Taxes theretofore made by Tenant for the Tax Year covered by such bills exceed the required payment for Taxes for such Tax Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant for Taxes (or promptly refund such overpayment if requested by Tenant, or if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments for Taxes for such Tax Year are greater than estimated payments for Taxes theretofore made for such Tax Year, Tenant shall pay the difference to Landlord as Additional Rent within thirty (30) days after being so advised by Landlord in writing, and the obligation to make such payment for any period within the Term shall survive expiration or earlier termination of the Term.

11.2 Abatement. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof (a “Tax Refund”) with respect to any Tax Year all or any portion of which falls within the Term, then out of any balance remaining of the Tax Refund, after deducting Landlord’s expenses in obtaining same, Landlord shall pay to Tenant, provided there does not then exist a Default of Tenant, an amount equal to such Tax Refund (exclusive of any interest, and apportioned if such refund is for a Tax Year a portion of which falls outside the Term) multiplied by Tenant’s Proportionate Share; provided, that in no event shall Tenant be entitled to receive more than the payments for Taxes made by Tenant for such Tax Year pursuant to subsection (b) of Section 11.1.

ARTICLE 12

OPERATING EXPENSES

12.1 Definitions.

(a) “Operating Year” shall mean each calendar year all or any part of which falls within the Term;

(b) “Operating Expenses” shall mean the aggregate costs and expenses incurred by Landlord with respect to the operation, administration, cleaning, repair, replacement, maintenance and management of the Property, as set forth in Exhibit B attached hereto, provided that if during any portion of the Operating Year for which Operating Expenses are being computed, less than all of the Building was occupied by tenants or Landlord was not supplying all tenants with the services being supplied under this Lease, actual Operating Expenses incurred shall be extrapolated reasonably by Landlord on an item by item basis for those items that vary by occupancy to the estimated Operating Expenses that would have been incurred if the Building were fully occupied for such Operating Year and such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such Operating Year.

12.2 Tenant’s Payment of Operating Expenses.

(a) Tenant shall pay to Landlord, as Additional Rent, an amount equal to the Operating Expenses in each Operating Year in excess of the Operating Expenses for calendar year 2019 (the “Initial Operating Expenses Base Year”), multiplied by Tenant’s Building Proportionate Share, such amount to be apportioned for any portion of an Operating Year in which the Term Commencement Date falls or the Term expires; provided, however, that if the Operating Expenses during calendar year 2020 exceed the Operating Expenses during the Initial Operating Expenses Base Year by more than five percent (5%), then the excess Operating Expenses payable during calendar year 2020 shall be limited to such five percent (5%) increase and the base Operating Expenses as to which such excess is determined in each successive calendar year shall be equal to the Operating Expenses for 2019 plus the amount by which such Operating Expenses exceeded such five percent (5%) threshold in calendar year 2020 (the “Adjusted Operating Expenses Base Year”; “Operating Expenses Base Year” as used herein shall mean either the Initial Operating Expenses Base Year or the Adjusted Operating Expenses Base Year, as applicable). If any portion of the Building or any fixtures or equipment therein is covered by a warranty at any time during the Operating Expenses Base Year, Landlord shall increase Operating Expenses for the Operating Expenses Base Year by such equitable amount that Landlord would have reasonably incurred during the Operating Expenses Base Year with respect to ordinary maintenance and repair (but specifically excluding any replacements) of the items or matters covered by the subject warranty had such warranty not been in effect at the time during the Operating Expenses Base Year. Notwithstanding the foregoing, (a) with respect to those Operating Expenses which are not incurred for the areas leased to, or exclusively used by, the United States Postal Service, Tenant shall pay Tenant’s Non-PO Proportionate Share of such excess; provided, however, in no event shall Tenant be responsible for paying duplicative charges as between the cost pools for Tenant’s Building Proportionate Share and Tenant’s Non-PO Proportionate Share and (b) Tenant’s proportionate share of Operating Expenses allocable to cleaning and janitorial services provided to tenant premises for any Operating Year in excess of such Operating Expenses for the Initial Operating Expenses Base Year shall be the percentage which the rentable square footage of the Premises bears to the rentable square footage of all tenant premises to which Landlord shall provide cleaning and janitorial services.

(b) Estimated payments by Tenant for Operating Expenses shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant’s required payment for Operating Expenses for such Operating Year, as reasonably estimated by Landlord from time to time during each Operating Year. After the end of each Operating Year, Landlord or Landlord’s Agent shall submit to Tenant a reasonably detailed statement of Operating Expenses for the prior Operating Year, and Landlord or Landlord’s Agent shall certify to the accuracy thereof. If estimated payments for Operating Expenses theretofore made by Tenant for such Operating Year exceed Tenant’s required payment for Operating Expenses for such Operating Year according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if requested by Tenant or if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments for Operating Expenses for such Operating Year are greater than the estimated payments (if any) theretofore made by Tenant for Operating Expenses for such Operating Year, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after being so advised by Landlord in writing, the difference between the estimated and required Operating Expense Payments, and the obligation to make such payment for any period within the Term shall survive the expiration or earlier termination of the Term.

(c) Notwithstanding any provision of this Section 12.2 or any other provision of this Lease to the contrary, Tenant shall also pay Tenant’s Proportionate Share of Operating Expenses commencing upon Tenant’s early entry as described herein.

12.3 Audit Rights. Tenant shall have the right to examine, copy and audit Landlord’s books and records establishing Operating Expenses for any Operating Year for a period of one (1) year following the date that Tenant receives the statement of Operating Expenses for such Operating Year from Landlord. Tenant shall give Landlord not less than thirty (30) days’ prior notice of its intention to examine and audit such books and records, and such examination and audit shall take place at such place within the continental United States as Landlord routinely maintains such books and records, unless Landlord elects to have such examination and audit take place in another location designated by Landlord in the city and state in which the Property is located. Any such audit shall be conducted by a certified public accountant, and all costs of the examination and audit shall be borne by Tenant; provided, however, that if such examination and audit establishes that the actual Operating Expenses for the Operating Year in question are less than the amount set forth as the annual Operating Expenses on the annual statement delivered to Tenant by at least five percent (5%), then Landlord shall pay the reasonable costs of such examination and audit. If, pursuant to the audit, the payments made for such Operating Year by Tenant exceed Tenant’s required payment on account thereof for such Operating Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but, if the payments made by Tenant for such Operating Year are less than Tenant’s required payment as established by the examination and audit, Tenant shall pay the deficiency to Landlord within thirty (30) days after conclusion of the examination and audit, and the obligation to make such payment for any period within the Term shall survive expiration of the Term. Tenant shall be required to deliver to Landlord a copy of its contract with its auditor and a copy of all reports produced by its auditor, and Tenant shall not be permitted to engage an auditor which is paid on a contingency or percentage basis. If Tenant does not elect to exercise its right to examine and audit Landlord’s books and records for any Operating Year within the time period provided for by this paragraph, Tenant shall have no further right to challenge Landlord’s statement of Operating Expenses.

ARTICLE 13

INDEMNITY AND INSURANCE

13.1 Indemnity.

(a) Except to the extent arising from the negligence or willful misconduct of Landlord or Landlord’s Agents, Tenant agrees to indemnify and save harmless Landlord and Landlord’s Agents from and against all claims, losses, cost, damages, liabilities or expenses of whatever nature arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in the Premises; (ii) from any accident, injury or damage whatsoever to any person, or to property of any person, occurring outside of the Premises but on or about the Property, where such accident, damage or injury results from any act or omission on the part of Tenant or Tenant’s Agents, invitees or independent contractors; or (iii) from the use or occupancy of the Premises or of any business conducted therein, and, in any case, occurring (A) after the Term Commencement Date until the Expiration Date or earlier termination of the Term of this Lease, and (B) thereafter so long as Tenant is in occupancy of all or any part of the Premises. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable Attorneys’ Fees and costs at both the trial and appellate levels. The provisions of this Section 13.1 shall survive the expiration or earlier termination of this Lease, regardless of the cause of such expiration or earlier termination.

(b) Except to the extent arising from the negligence or willful misconduct of Tenant or Tenant’s Agents, Landlord agrees to indemnify and save harmless Tenant and Tenant’s Agents from and against all claims, losses, cost, damages, liabilities or expenses of whatever nature arising: (i) from any accident, injury or damage whatsoever to any person, or to property of any person, occurring on or about the Property, where such accident, damage or injury results or is claimed to have resulted from negligence or willful misconduct on the part of Landlord or Landlord’s Agents, invitees or independent contractors; or (ii) from any default or breach by Landlord or Landlord’s Agents under the terms or covenants of this Lease. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable Attorneys’ Fees and costs at both the trial and appellate levels.

The provisions of this Section 13.1 shall survive the expiration or earlier termination of this Lease, regardless of the cause of such expiration or earlier termination.

13.2 Tenant’s Insurance.

(a) Commercial General Liability. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, a policy of commercial general liability insurance (using the current Insurance Services Offices (“ISO”) form) under which the insurer agrees to indemnify, defend with counsel satisfactory to Landlord, and hold Landlord, Landlord’s Managing Agent, and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 13.1.

(b) Property Damage Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, a policy of property damage insurance (ISO Causes of Loss – Special Form) with a business income endorsement and a utility services – time element endorsement, under which the insurer agrees to indemnify, defend with counsel satisfactory to Landlord, and hold Landlord, Landlord’s Managing Agent, and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 13.1.

(c) Insureds/Umbrella Policy. With respect to the above-referenced commercial general liability and property insurance policies:

(i) Insured/Named Insureds. Tenant shall be named as an insured and Landlord, Landlord’s Managing Agent and such other persons as are in privity of estate with Landlord as may be set out in a notice to Tenant from time to time, shall be named as additional insureds; and

(ii) Umbrella Policy. Tenant may satisfy such insurance requirements by including the Premises in a so-called “blanket” and/or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises shall fulfill the requirements set forth herein. Tenant’s commercial general liability insurance policy shall be written on an “occurrence” basis, and shall be in at least the amounts of the General Liability Insurance specified in Section 1.1 or such greater amounts as Landlord in its reasonable discretion shall from time to time request.

(d) Tenant Casualty Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, property insurance (ISO Causes of Loss – Special Form) on a “replacement cost” basis, insuring Tenant’s Removable Property, the Initial Tenant Work and any Alterations made by Tenant pursuant to ARTICLE 7, to the extent that the same have not become the property of Landlord.

(e) Tenant’s General Insurance Requirements. With respect to all insurance which Tenant is required to carry hereunder. Tenant shall, prior to entering the Premises for any reason, deliver to Landlord a duplicate original policy or a certificate of insurance satisfactory to Landlord with respect thereto.

(f) Tenant’s Risk. Tenant agrees to use and occupy the Premises, and to use such other portions of the Property as Tenant is herein given the right to use, at Tenant’s own risk. Landlord shall not be liable to Tenant, or Tenant’s Agents, contractors or invitees for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to Tenant’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building, except for personal injury to Tenant’s Agents, invitees and independent contractors when due to the gross negligence or willful misconduct of Landlord or Landlord’s Agents. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s insurers shall in any manner be held responsible therefor. In no event shall Landlord be liable to Tenant for any indirect or consequential damages resulting from Landlord’s acts or omissions.

13.3 Landlord’s Insurance. Landlord agrees to maintain in full force and effect, during the Term of this Lease, property damage insurance with such deductibles and in such amounts as may from time to time be carried by reasonably prudent owners of similar buildings in the area in which the Property is located, provided that in no event shall Landlord be required to carry other than fire and extended coverage insurance or insurance in amounts greater than 100% of the actual insurable cash value of the Building (excluding footings and foundations). Landlord may satisfy such insurance requirements by including the Property in a so-called “blanket” insurance policy, provided that the amount of coverage allocated to the Property shall fulfill the foregoing requirements.

13.4 Waiver of Subrogation. The parties hereto shall each procure an appropriate clause in, or endorsement to, any property insurance policy on the Premises or any personal property, fixtures or equipment located thereon or therein, pursuant to which the insurer waives subrogation or consents to a waiver of right of recovery in favor of either party and its respective Agents. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its Agents for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance.

ARTICLE 14

FIRE, EMINENT DOMAIN, ETC.

14.1 Landlord’s Right of Termination. If (a) the Premises or the Building are substantially damaged by fire or casualty (the term “substantially damaged” meaning damage of such a character that the same cannot, in the ordinary course, reasonably be expected to be repaired within 180 days from the time that repair work would commence), or (b) the Premises or Building are damaged and all or a portion of such damage is uninsured and Landlord will not fund the cost of restoration, or (c) part of the Building or the Property is taken by any exercise of the right of eminent domain, then each of Tenant and Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice to the other of its election so to do within 200 days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate on the earlier of (a) thirty (30) days after the date of such notice or (b) the effective date of such taking with the same force and effect as if such date were the date originally established as the expiration date hereof.

14.2 Restoration; Tenant’s Right of Termination. If (a) the Premises or the Building are damaged by fire or other casualty, or (b) all or part of the Building is taken by right of eminent domain; and this Lease is not terminated pursuant to Section 14.1, Landlord shall thereafter use reasonable efforts (to the extent practicable in Landlord’s reasonable determination in light of the nature of any taking or the election by Landlord’s lender to apply all or a portion of any resulting insurance proceeds to the repayment of Landlord’s loan) to restore the Building and the Premises (excluding the Tenant’s Exclusive Facilities and any Alterations) to proper condition for Tenant’s use and occupation, provided that Landlord’s obligation shall be limited to the amount of insurance and eminent domain proceeds available therefor. If, for any reason, such restoration shall not be substantially completed within twelve (12) months after the expiration of the ninety (90) day period referred to in Section 14.1 (which twelve (12) month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration due to Force Majeure, but in no event for more than an additional three (3) months), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period as so extended, provided that such restoration is not completed within such period. This Lease shall cease and come to an end without further liability or obligation on the part of either party (except with respect to obligations which are expressly stated herein to survive a termination) thirty (30) days after such giving of notice by Tenant unless, within such thirty (30) day period, Landlord substantially completes such restoration, subject to the completion of minor “punch list” items, the completion of which will not materially interfere with Tenant’s business operations. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration, and time shall be of the essence with respect thereto.

14.3 Abatement of Rent. If the Premises or the Building are damaged by fire or other casualty, Basic Rent and Additional Rent payable by Tenant shall abate proportionately for the period during which, by reason of such damage, Tenant’s use of the Premises is prevented, having regard for the extent to which Tenant may be required to discontinue Tenant’s use of all or an undamaged portion of the Premises due to such damage, but such abatement or reduction shall end if and when either (a) Landlord shall have substantially completed sufficient restoration that Tenant is able to use the Premises and the Premises are in substantially the condition it was in prior to such damage (excluding any Tenant’s Exclusive Facilities, the Initial Tenant Work and Alterations made by Tenant pursuant to ARTICLE 7 and Tenant’s Removable Property), or (b) Tenant shall have commenced occupancy and use of the Building. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Operating Expenses payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use of the Premises suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance, or interruption of business arising from any fire or other casualty or eminent domain.

14.4 Condemnation Award. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of any taking, by exercise of the right of eminent domain, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute and deliver in Tenant’s name all such assignments and assurances. Nothing contained herein shall be construed to prevent Tenant from prosecuting in a separate condemnation proceeding a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 15

ADDITIONAL COVENANTS

15.1 Tenant.

(a) Estoppel Certificate. Tenant shall at any time and from time to time upon not less than ten (10) Business Days’ prior notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating to Tenant’s knowledge whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord, any prospective purchaser of the Building or of any interest of Landlord therein, any lender or prospective lender, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof.

(b) Financial Statements. Tenant shall, without charge therefor, at any time, within fifteen (15) days following a written request by Landlord (but in no event more than once during each calendar year during the Term, unless such financial statements are required in connection with an actual or potential sale or financing of the Property), deliver to Landlord, or to any other party designated by Landlord, a true and accurate copy of Tenant’s most recent financial statements.

15.2 Landlord.

(a) Covenant of Quiet Enjoyment. Subject to the terms and conditions of this Lease, on payment of the Rent and observing, keeping and performing all of the other terms and conditions of this Lease on Tenant’s part to be observed, kept and performed, Tenant shall lawfully, peaceably and quietly enjoy the Premises during the Term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

15.3 As to Both Parties.

(a) Recording. Tenant agrees not to record this Lease, but, if the Term of this Lease (including any extended term) is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a notice of lease in substantially the form attached hereto as Exhibit D, or such other form as may be mandated by the state and/or county in which the Property is located. In no event shall such document set forth the Rent payable by Tenant hereunder; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At Landlord’s request, promptly upon expiration of or earlier termination of the Term,

Tenant shall execute and deliver to Landlord a release of any document recorded in the real property records for the location of the Property evidencing this Lease, and Tenant hereby appoints Landlord Tenant’s attorney-in-fact, coupled with an interest, to execute any such document if Tenant fails to respond to Landlord’s request to do so within ten (10) days. The obligations of Tenant under this subsection (a) shall survive the expiration or any earlier termination of the Term.

ARTICLE 16

HOLDING OVER; SURRENDER

16.1 Holding Over. Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rent equal to one and one-half times the Basic Rent in effect immediately prior to such expiration plus one and one-half times the Additional Rent herein provided (prorated on a daily basis). If Tenant holds over for more than thirty (30) days, Tenant shall also pay to Landlord all damages, direct and/or indirect, sustained by reason of any such holding over. In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

16.2 Surrender of Premises. Upon the expiration or earlier termination of the Term, Tenant shall peaceably quit and surrender to Landlord the Premises in the condition in which the same are required to be kept pursuant to Section 9.2, together with the Initial Tenant Work and all Alterations (except as hereinafter provided), excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility to repair or restore. Upon such expiration or earlier termination of the Term, Tenant shall remove from the Premises (i) all of Tenant’s Removable Property, (ii) to the extent specified by Landlord at the time of their installation, all Alterations and all partitions wholly within the Premises unless installed initially by Landlord in preparing the Premises for Tenant’s occupancy; and shall repair any damages to the Premises or the Building caused by such removal, and (iii) all telecommunications lines and cabling installed by Tenant within the Premises or elsewhere in the Building to the extent exclusively serving the Premises. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or earlier termination of the Term shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

ARTICLE 17

RIGHTS OF MORTGAGEES

17.1 Rights of Mortgagees. This Lease shall be subject and subordinate to all ground leases and/or underlying leases and to all matters currently of record, including without limitation, deeds, easements and land disposition agreements, and the lien and terms of any mortgage, deed of trust or ground lease or similar encumbrance (collectively, with any renewals, modifications, consolidations, replacements and extensions thereof, a “Mortgage,” and the holder thereof from time to time the “Holder”) from time to time encumbering the Premises and to each advance made thereunder, whether executed and delivered prior to or subsequent to the date of this Lease, unless the Holder shall elect otherwise. If this Lease is subordinate to any Mortgage and the Holder or any other party shall succeed to the interest of Landlord (such

Holder or other party, a “Successor”), at the election of the Holder or Successor, Tenant shall attorn to the Holder or Successor and this Lease shall continue in full force and effect between the Holder or Successor and Tenant. Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as the Holder or Successor reasonably may request, and Tenant hereby appoints the Holder or Successor as Tenant’s attorney-in-fact to execute such subordination or attornment agreement upon default of Tenant in complying with the Holder’s or Successor’s request. Notwithstanding anything to the contrary contained herein, (a) within ten (10) business days of the execution hereof, Landlord shall deliver a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) as executed by existing Mortgagee and substantially in the form attached hereto as Exhibit I and (b) as to future Mortgagees, the effectiveness of Tenant’s subordination and agreement to attorn shall be contingent upon delivery by Landlord to Tenant of an SNDA with substantially similar terms thereto and Tenant agrees to execute and deliver same.

17.2 Assignment of Rents. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the Holder of a Mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Holder of such Mortgage shall never be treated as an assumption by such Holder of any of the obligations of Landlord hereunder unless such Holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such Holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such Holder’s Mortgage and the taking of possession of the Premises.

17.3 Notice to Holder. After receiving notice from Landlord of any Holder of a Mortgage which includes the Premises, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such Holder (provided Tenant shall have been furnished with the name and address of such Holder), and the curing of any of Landlord’s defaults by such Holder shall be treated as performance by Landlord.

ARTICLE 18

SECURITY DEPOSIT

18.1 Letter of Credit. Within five (5) business days of the execution hereof, in lieu of a cash Security Deposit, Tenant may deliver to Landlord a Letter of Credit (as defined below) in accordance with the provisions of this ARTICLE 18.

(a) Letter of Credit Requirements. As used herein the term “Letter of Credit” means an unconditional irrevocable standby commercial letter of credit that is: (i) in the amount set forth in Section 1.1, (ii) issued by issued by a reputable domestic commercial bank or other domestic financial institution, the long-term debt of which is rated at least A or the equivalent thereby Standard & Poors Ratings Group, or A or the equivalent thereof by Moody’s Investors Services, Inc., and having capital and surplus in excess of Five Hundred Million and 00/100 Dollars ($500,000,000.00), (iii) either (1) binding for the period through forty-five (45) days after the expiration of the Term hereof, as the same may be extended, or (2) binding for one (1) year and automatically renewed annually unless the issuer of such Letter of Credit provides to Landlord a written notice of non-renewal at least thirty (30) days prior to the expiration of such one-year period, and (iv) substantially in the form attached hereto as Exhibit E or such other form as reasonably approved by Landlord. If, at any time while the Letter of Credit is outstanding (a) the issuing bank is declared insolvent or taken into receivership by the Federal Deposit Insurance Corporation or any other Governmental Authority, or is closed for any reason, or (b) Landlord reasonably believes that the issuing bank may be or become insolvent or otherwise unable to meet its obligations, then, not later than thirty (30) days after written notice from Landlord, Tenant shall cause the existing Letter of Credit to be replaced by a replacement Letter of Credit issued by another reputable domestic commercial bank or other domestic financial institution acceptable to Landlord, which such replacement Letter of Credit shall comply with all of the terms and conditions of this ARTICLE 18. If Tenant fails to deliver an acceptable replacement Letter of Credit within such thirty (30) day period, then Landlord shall have the right to present the existing Letter of Credit to the issuing bank for payment and the entire sum so obtained shall be paid to Landlord and held by Landlord as a Security Deposit hereunder until Tenant would otherwise be entitled to the return of such Security Deposit in accordance with the terms and provisions hereof.

(b) Substitute Letter of Credit. In the event that (i) any issuer of a Letter of Credit gives notice to Landlord of the expiration or non-renewal of such Letter of Credit, or (ii) evidence of the renewal of any Letter of Credit is not delivered to Landlord at least thirty (30) days prior to the scheduled expiration of said Letter of Credit (the first date on which either of such events occurs being referred to as, the “Deadline”), Tenant shall, within ten (10) days of the Deadline, deliver to Landlord a substitute Letter of Credit, satisfying the requirements set forth above. If Tenant fails to substitute a new Letter of Credit by such date, Landlord shall have the right, without notice or demand, to draw on the Letter of Credit currently in its possession and hold and apply the cash proceeds thereof as the Security Deposit as set forth in this Lease. In addition, if the credit rating, as determined by any commercially recognized rating agency, of the issuer of the Letter of Credit falls from the level of its credit rating on the date of this Lease, Landlord shall have the right to require Tenant to provide a substitute Letter of Credit from an issuer with a credit rating equal to the credit rating of such original issuer on the date of this Lease. If Tenant fails to deliver to Landlord a substitute Letter of Credit, satisfying the requirements set forth above, Landlord shall have the right, without notice or demand, to draw on the Letter of Credit currently in its possession and hold and apply the cash proceeds thereof as the Security Deposit as set forth in this Lease.

(c) Drawing Upon Letter of Credit. From and after the occurrence of any Default of Tenant hereunder, Landlord may draw in full, or in part from time to time, upon the Letter of Credit and immediately apply all or a portion of the cash proceeds thereof to remedy said Default of Tenant, and any cash proceeds not so immediately applied shall be held by Landlord and shall constitute a Security Deposit hereunder, and Tenant hereby grants to Landlord a first priority security interest therein.

In the event a petition is filed by the Tenant seeking an adjudication of itself as bankrupt or insolvent under any bankruptcy law or similar law or if any petition shall be filed or action taken to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations or to reorganize or modify Tenant’s capital structure or indebtedness or to appoint a trustee, receiver or liquidator of Tenant or if an involuntary petition in bankruptcy is filed against Tenant, Landlord may draw against the Letter of Credit for any amount up to the full amount thereof paid by Tenant to Landlord within the applicable preference period on account of its obligations under this Lease. The amount so drawn shall be held by Landlord in a segregated account until expiration of the preference period. If a preference claim is brought against Landlord requiring Landlord to repay to the debtor’s estate the amount of any payments made by Tenant to Landlord as a preference, Landlord may reimburse itself out of the funds drawn under the Letter of Credit and so held the amount of the preference payments that Landlord is required to pay back to the debtor’s estate, together with reasonable attorneys’ fees and disbursements incurred by Landlord in connection with any claim by the debtor’s estate for such payment. Any amounts drawn down in accordance with this subparagraph that are unexpended after expiration of the preference period shall be paid over to Tenant, or its estate, as applicable.

18.2 Security Deposit. Any Security Deposit which Landlord may, from time to time, receive pursuant to this Lease shall secure the full and prompt payment and performance of Tenant’s obligations under this Lease. Concurrently with the execution hereof, Tenant agrees that it shall deliver to Landlord the Security Deposit specified in Section 1.1 hereof, and Tenant hereby grants Landlord a first priority security interest therein.

18.3 Application of Security Deposit. Any Security Deposit shall be held and applied by the Landlord as set forth in this Lease. Landlord shall hold any Security Deposit (or so much thereof as has not been applied by Landlord pursuant hereto) until that date which is forty-five (45) days following the expiration or earlier termination of the Term as security for the payment and performance of all of Tenant’s obligations hereunder. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have, to apply such Security Deposit, or any part thereof, to Landlord’s damages arising from, or to cure, any Default of Tenant. If Landlord shall so apply any or all of such Security Deposit, Tenant shall immediately upon demand deposit with Landlord the amount so applied to restore the Security Deposit to the full original amount thereof. Landlord shall return the Security Deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section, to Tenant on or before that date which is forty-five (45) days following the expiration or earlier termination of the Term of this Lease and surrender of possession of the Premises by Tenant to Landlord at such time, provided that there is then existing no Default of Tenant (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute a Default of Tenant). Landlord shall have no obligation to pay interest on the Security Deposit and may commingle the same with Landlord’s other funds. If Landlord assigns Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s assignee, and, if so turned over, Tenant agrees to look solely to such assignee for proper application of the Security Deposit in accordance with the terms of this ARTICLE 18.

So long as no monetary Default of Tenant has previously occurred and no non-monetary Default of Tenant has occurred in the prior twelve (12) months, Tenant is not then in default, Landlord has not previously drawn on the Security Deposit and provided that Tenant has a market capitalization of $1,000,000,000, Tenant may reduce the Security Deposit by $339,296.00 to $678,592.00 on the fourth anniversary of the Term Commencement Date by written notice to Landlord with reasonable evidence of such market capitalization. Such reduction in the amount of the Security Deposit shall be accomplished within thirty (30) days of request therefor by either (i) Landlord returning $339,296.00 to Tenant, if cash or (ii) if the Security Deposit is a Letter of Credit, then Tenant shall provide Landlord with a replacement Letter of Credit in the amount of $678,592.00 and Landlord will promptly return the original Letter of Credit to Tenant $1,017,888.00.

The Holder of a Mortgage shall not be responsible to Tenant for the return or application of any such Letter of Credit and/or Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such Letter of Credit and/or Security Deposit shall have been received in hand by such Holder.

ARTICLE 19

DEFAULT; REMEDIES

19.1 Tenant’s Default.

(a) If at any time subsequent to the date of this Lease any one or more of the following events (each a “Default of Tenant”) shall happen:

(i) Tenant shall fail to pay the Basic Rent or Additional Rent hereunder when due and such failure shall continue for seven (7) days after written notice to Tenant from Landlord; or

(ii) Tenant shall fail to timely bond off or discharge a lien in accordance with Section 7.4 herein; or

(iii) Tenant shall fail to timely deliver an estoppel certificate in accordance with Section 15.1(a) herein within three (3) Business Days after written notice of its failure to so within the time required by such Section; or

(iv) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure; provided, however that if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, then Tenant shall have an additional period, not to exceed ninety (90) days after the notice described in this subsection (iv), to remedy same, so long as Tenant promptly commences (and in any event within such thirty (30) day period) and prosecutes such remedy to completion with diligence and continuity; or

(v) Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vi) Tenant shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(vii) An Event of Bankruptcy (as hereinafter defined) shall occur with respect to Tenant; or

(viii) A petition shall be filed against Tenant under any law (other than the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive);

then in any such case Landlord may terminate this Lease as hereinafter provided.

(b) For purposes of subsection (a)(v) above, an “Event of Bankruptcy” means the filing of a voluntary petition by Tenant, or the entry of an order for relief against Tenant, under Chapter 7, 11, or 13 of the Bankruptcy Code, and the term “Bankruptcy Code” means 11 U.S.C. §101, et seq. If an Event of Bankruptcy occurs, then the trustee of Tenant’s bankruptcy estate or Tenant as debtor-in-possession may (subject to final approval of the court) assume this Lease, and may subsequently assign it, only if it does the following within sixty (60) days after the date of the filing of the voluntary petition, or the entry of the order for relief (or such additional time as a court of competent jurisdiction may grant, for cause, upon a motion made within the original sixty-day period):

(i) files a motion to assume the Lease with the appropriate court;

(ii) satisfies all of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(A) cures all Defaults of Tenant under this Lease or provides Landlord with Adequate Assurance (as defined below) that it will (x) cure all monetary Defaults of Tenant hereunder within ten (10) days from the date of the assumption; and (y) cure all nonmonetary Defaults of Tenant hereunder within thirty (30) days from the date of the assumption;

(B) compensates Landlord and any other person or entity, or provides Landlord with Adequate Assurance that within ten (10) days after the date of the assumption, it will compensate Landlord and such other person or entity, for any pecuniary loss that Landlord and such other person or entity incurred as a result of any Default of Tenant, the trustee, or the debtor-in-possession;

(C) provides Landlord with Adequate Assurance of Future Performance (as defined below) of all of Tenant’s obligations under this Lease; and

(D) delivers to Landlord a written statement that the conditions herein have been satisfied.

(c) For purposes only of the foregoing subsection (b), and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and Applicable Law, “Adequate Assurance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i) entering an order segregating sufficient cash to pay Landlord and any other person or entity under subsection (b) above; and

(ii) granting to Landlord a valid first lien and security interest (in form acceptable to Landlord) in all property comprising the Tenant’s “property of the estate,” as that term is defined in Section 541 of the Bankruptcy Code, which lien and security interest secures the trustee’s or debtor-in-possession’s obligation to cure the monetary and nonmonetary defaults under the Lease within the periods set forth in subsection (b) above.

(d) For purposes only of subsection (b) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and other Applicable Law, “Adequate Assurance of Future Performance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i) the trustee or debtor-in-possession depositing with Landlord, as security for the timely payment of rent and other monetary obligations, an amount equal to the sum of two (2) months’ Basic Rent plus an amount equal to two (2) months’ installments for Taxes and Operating Expenses and such other Additional Rent as may then be due and payable hereunder;

(ii) the trustee or the debtor-in-possession agreeing to pay in advance, on each day that the Basic Rent is payable, the monthly installments on account of Additional Rent;

(iii) the trustee or debtor-in-possession providing adequate assurance of the source of the rent and other consideration due under this Lease; and

(iv) Tenant’s bankruptcy estate and the trustee or debtor-in-possession providing Adequate Assurance that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will have sufficient funds to fulfill Tenant’s obligations hereunder.

(e) If the trustee or the debtor-in-possession assumes the Lease under subsection (b) above and applicable bankruptcy law, it may assign its interest in this Lease only if the proposed assignee first provides Landlord with Adequate Assurance of Future Performance of all of Tenant’s obligations under the Lease, and if Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord is then bound or to which the Property is then subject (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other such agreement by which Landlord is then bound).

(f) For purposes only of subsection (e) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and other Applicable Law, “Adequate Assurance of Future Performance” means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i) the proposed assignee submitting a current financial statement, audited by a certified public accountant, that allows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under this Lease; and

(ii) if requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guarantee (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord’s standards of creditworthiness.

19.2 Landlord’s Remedies.

(a) Upon the occurrence of a Default of Tenant, Landlord may terminate this Lease by notice to Tenant, specifying a date not less than five (5) days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord in the condition required in Section 9.2, but Tenant shall remain liable as hereinafter provided.

(b) If this Lease shall have been terminated as provided in this Section 19.2, then Landlord may re-enter the Premises, either by summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same.

(c) If this Lease shall have been terminated as provided in this Section 19.2, Tenant shall pay Rent hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages: (x) the Rent due hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, Attorneys’ Fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay the portion of such liquidated current damages referred to in clause (x) above to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated, and Tenant shall pay the portion of such liquidated current damages referred to in clause (y) above to Landlord upon such termination.

(d) At any time after termination of this Lease as provided in this Section 19.2, whether or not Landlord shall have collected any such liquidated current damages and in lieu of all such current damages beyond the date of such demand, Tenant, at Landlord’s election, shall pay to Landlord an amount equal to the excess, if any, of the Rent (including Taxes, Operating Expenses and other charges payable under this Lease) which would be payable hereunder from the date of such demand assuming that annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Operating Year or Tax Year for what would be the then unexpired Term of this Lease as if the same remained in effect, over the then fair net rental value of the Premises for the same period, discounted for present net value at a rate equal to the Federal Reserve discount rate.

(e) In case of any Default of Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may, at its option (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to, less than, or in excess of the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers necessary or advisable to relet the same, and (ii) make such alterations, repairs and decorations in the Premises as Landlord considers necessary or advisable for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Tenant hereby expressly waives any and all rights of redemption granted by or under Applicable Law in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the terms, covenants or conditions of this Lease.

(f) Landlord shall have the right, but not the obligation to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon per annum at a rate equal to the greater of three percent (3%) over the prime rate in effect from time to time at Bank of America (or any successor thereto) or twelve percent (12%) per annum (but in no event greater than the maximum lawful rate), as Additional Rent. Any payment of Basic Rent and Additional Rent payable hereunder not paid when due shall, at the option of Landlord, bear interest per annum at a rate equal to the greater of three percent (3%) over the prime rate in effect from time to time at Bank of America (or any successor thereto), or twelve percent (12%) per annum (but in no event greater than the maximum lawful rate) from the due date thereof and shall be payable forthwith on demand by Landlord as Additional Rent.

19.3 Additional Rent. As referred to in Section 19.1 and notwithstanding any other provision of this Lease to the contrary, if Tenant shall fail to pay when due Additional Rent, Landlord shall have the same rights and remedies as Landlord has hereunder for Tenant’s failure to pay Basic Rent.

19.4 Remedies Cumulative. The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

19.5 Attorneys’ Fees. In the event of litigation or other legal proceeding between Landlord and Tenant relating to the provisions of this Lease or Tenant’s occupancy of the Premises, the losing party shall, upon demand, reimburse the prevailing party for its reasonable costs of prosecuting and/or defending such proceeding (including, without limitation, reasonable attorneys’ fees).

19.6 Waiver.

(a) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord of any of their respective rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than that due from Tenant to Landlord hereunder shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant hereunder. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

19.7 Landlord’s Default. Landlord shall in no event be in default under this Lease unless Landlord shall neglect or fail to perform any of its obligations hereunder and shall fail to remedy the same within thirty (30) days after written notice to Landlord specifying such neglect or failure, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity.

19.8 Tenant’s Remedies. In the event of Landlord’s default under this Lease, and failure to cure same within any applicable notice and cure period, Tenant shall have the remedies available to it at law and in equity, as the same may be limited or waived by the terms hereof. Tenant acknowledges that its covenant to pay Basic Rent and Additional Rent hereunder is independent of Landlord’s obligations hereunder, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Basic Rent or Additional Rent due hereunder, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

19.9 Landlord’s Liability.

(a) General. Tenant agrees to look solely to Landlord’s interest in the Property at the time of recovery for recovery of any judgment against Landlord, including any insurance proceeds, or any uncollected rents, issues or profits therefrom arising after enforcement is sought agrees that neither Landlord nor any Successor shall be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any Successor, or to take any action not involving the personal liability of Landlord or any Successor to respond in monetary damages from Landlord’s or any Successor’s assets other than Landlord’s or any Successor’s equity interest in the Property. Notwithstanding any provision herein to the contrary, neither Landlord nor Tenant shall ever be liable to the other for any loss of business or any other indirect or consequential damages from whatever cause, except as set forth in Section 16.1.

(b) Transfer of Title. In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. Except as provided in this subsection (b), upon any transfer of title to the Property by Landlord, Landlord shall be entirely freed and relieved from the performance and observance of all covenants, obligations and liability under this Lease.

ARTICLE 20

MISCELLANEOUS PROVISIONS

20.1 Brokerage. Landlord and Tenant each hereby warrants and represents to the other that it has dealt with no broker in connection with the consummation of this Lease other than Broker (whose commission shall be paid by Landlord), and, in the event of any brokerage claims predicated upon prior dealings with Landlord or Tenant, the party participating in such prior dealings shall defend the same and indemnify the other party hereto against any such claim.

20.2 Invalidity of Particular Provisions. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

20.3 Provisions Binding, Etc. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, only such successors and assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. Any reference in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent by Landlord to such assignment by Tenant.

20.4 Notice. All notices or other communications required hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor), if sent by reputable overnight delivery or courier service (e.g., Federal Express) providing for receipted delivery, or if sent by certified or registered mail, return receipt requested, postage prepaid, to the following address:

(a) if to Landlord at Landlord’s Address, to the attention of Andrew J. Maher, with a copy to Michael F. Burke, Esq., Nutter, McClennen & Fish, LLP, World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210-2604.

(b) if to Tenant, at Tenant’s Address, to the attention of the Chief Financial Officer and after the Term Commencement Date, at the Premises, in all events with a copy to Richard Hoffman, Esq., Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210.

Receipt of notice or other communication shall be conclusively established by either (i) return of a return receipt indicating that the notice has been delivered; or (ii) return of the letter containing the notice with an indication from the courier or postal service that the addressee has refused to accept delivery of the notice. Either party may change its address for the giving of notices by notice to the other party given in accordance with this Section 20.4.

20.5 When Lease Becomes Binding; Entire Agreement; Modification. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease is the entire agreement between the parties and expressly supersedes any negotiations, considerations, representations and understandings and proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any Agent of Landlord shall alter, change or modify any of the provisions hereof.

20.6 Headings and Interpretation of Sections. The article, section and paragraph headings throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party. Use in this Lease of the words “including,” “such as,” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.

20.7 Waiver of Jury Trial. Landlord and Tenant hereby each waive trial by jury in any action, proceeding or counterclaim brought by either against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises.

20.8 Time Is of the Essence. Time is of the essence of each provision of this Lease.

20.9 Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

20.10 Governing Law. This Lease shall be governed by the laws of the state in which the Property is located.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:

200 SMITH NWALP PROPERTY OWNER LLC, a Delaware limited liability company

By:	/s/ Michael O’Shaughnessy
Name: Michael O’Shaughnessy
Title: Managing Director

TENANT:

DECIPHERA PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Michael D. Taylor
Name: Michael D. Taylor
Title: President & CEO

EXHIBIT A-1

Site Plan of Property

EXHIBIT A-2

Plan of Premises

Option 1 POST - 200 Smith Street, Waltham , MA

lower level
ground floor
mezzanine
PREMISES

ANCHOR LINE PARTNERS

EXHIBIT B

Operating Expenses

Operating Expenses shall include the following, without limitation:

1.	All expenses incurred by Landlord or Landlord’s Agents which shall be directly related to employment of personnel in connection with the operation, repair, replacement, maintenance, cleaning, repaving, protection and management of the Property, including without limitation, amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s Agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s Agents in connection with the operation, repair, replacement, maintenance, cleaning, repaving, management and protection of the Property, including, without limitation, day and night supervisors, manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above; provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably prorated among the Property and such other properties.

2.	The cost of services, utilities, materials and supplies furnished or used in the operation, repair, maintenance, cleaning, repaving, management and protection of the Property, or any portion thereof and the parking areas, access roads, utilities, and other facilities servicing or benefiting the Property.

3.	The cost of maintenance, repairs and replacements for tools and other similar equipment used in the repair, maintenance, cleaning, repaving, management and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties.

4.	Where the Property is managed by Landlord or an affiliate of Landlord, an annual sum equal to the amounts customarily charged by management firms in the Waltham area for similar properties in an amount not to exceed three percent (3%) of the potential gross receipts for the Building, whether or not actually paid, or where managed by other than Landlord or an affiliate thereof, the amounts paid for management in an amount not to exceed three percent (3%) of the potential gross receipts for the Building, together with, in either case, amounts accrued for legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Property.

5.	Commercially reasonable premiums and deductibles for insurance against damage or loss to the Property from such hazards as Landlord shall determine in accordance with a standard for reasonably prudent landlords in the market area of the Building, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance.

6.	If, during the Term of this Lease, Landlord shall make a capital expenditure which is reasonably calculated to reduce Operating Expenses or is required under any governmental laws, regulations or ordinances which were not applicable to the Building as of the Term Commencement Date, the total cost of which is not properly includible in Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses for each succeeding Operating Year the annual charge-off of such capital expenditure. Notwithstanding any provision of this Lease to the contrary, including without limitation Section 9.1 hereof, Landlord shall not be required to make any capital expenditures unless the Landlord, in its reasonable discretion, determines that the same is necessary. Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Property is located, by the number of years of useful life of the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure.

7.	Costs for electricity, water and sewer use charges, gas and other utilities supplied to the Property and not assessed directly to tenants.

8.	Betterment assessments, provided the same are apportioned equally over the longest period permitted by law, and to the extent, if any, not included in Taxes.

9.	Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.

Notwithstanding the above listing of Operating Expenses, the following items are excluded: (a) costs of tenant alterations; (b) expenditures for capital repairs, replacements, or improvements, except as otherwise set forth above; (c) financing and refinancing costs in respect of any mortgage or security interest placed upon the Property or any portion thereof, including payments of principal, interest, finance or other charges, and any points and commissions in connection therewith, or any rental payments on any ground leases (but there shall be included in Operating Expenses any ground rents which reimburse the ground landlord for Taxes and Operating Expenses); (d) advertising expenses and leasing or brokerage commissions; (e) any cost or expenditure for which Landlord may be reimbursed by insurance proceeds or condemnation award; (f) the cost of any goods or services furnished to any other tenant in the Building which Landlord does not make generally available to tenants in the Building; (g) legal expenses incurred in connection with negotiating and signing leases; (h) wages, salaries or fringe benefits paid to any employees above the grade of building manager; or where employees devote time to properties other than the Property, the portion properly allocated to such other properties; (i) improvements, alterations and decorations made for individual tenants in such tenants’ spaces; (j) costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Property; (k) marketing, promotional, public relations or brokerage fees, commissions or expenditures; (1) costs (including, without limitation, attorneys’ fees and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any tort liability of Landlord; (m) costs of any item which are reimbursed to Landlord by other tenants or third parties or which are properly chargeable or attributable to a particular tenant or particular tenants; (n) any utility or other service used or consumed in the premises leased or leasable to any tenant or occupant, including, without limitation, gas, electricity, water, and sewer, if Tenant’s use or consumption of such utility or other services is separately metered or sub-metered at the premises, or if such tenant is charged a separate amount therefore; (o) costs incurred in connection with Landlord’s preparation, negotiation, dispute resolution and/or enforcement of leases or incurred in connection with disputes with prospective tenants, employees, consultants, management agents, leasing agents, purchasers or mortgagees (except to the extent any such resolution benefits all tenants of the Property); (p) costs of any additions to or expansions of the Property or the Building; (q) costs of repairs, restoration or replacements occasioned by fire or other casualty or caused by the exercise of the right of eminent domain, whether or not insurance proceeds or condemnation award proceeds are recovered or adequate for such purposes (provided, however, that any commercially reasonable insurance deductible shall be includable in Operating Expenses); (r) the cost of performing or correcting defects in, or inadequacies of, the Base Building Work, Initial Tenant Work, or of otherwise correcting latent defects in the Property; (s) except to the extent that such costs are Tenant’s responsibility, the cost to make improvements, alterations and additions to the Property which are required in order to render the same in compliance with laws, rules, orders regulations and/or directives existing as of the Term Commencement Date of this Lease; (t) any costs in the nature of fees, fines or penalties charged to Landlord (including costs, fines, interest, penalties and costs of litigation incurred as a result of late payment of taxes and/or utility bills; provided, however, if any such late payment by Landlord is related to Tenant’s failure to pay Rent when due hereunder, Tenant shall pay such fees and costs); (u) depreciation; (v) amounts paid to subsidiaries or affiliates of Landlord for services rendered to the Property to the extent such amounts exceed a reasonably competitive cost for delivery of such services were they not provided by such related parties; (w) reserves; (x) except to the extent that such costs are Tenant’s responsibility, the costs of environmental monitoring, compliance, testing, and remediation performed in, on or around the Property; (y) franchise or income taxes imposed on Landlord or any costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (z) any expenses for repairs or maintenance covered by warranties and service contracts; (aa) any compensation paid to personnel in retail concessions operated by Landlord and any subsidies or concessions to third parties operating retail concessions at the Building or Property; and (bb) any costs incurred with respect to the retail portions of the Building.

EXHIBIT C

Rules and Regulations of Building

The following regulations are generally applicable:

1.	The Common Facilities shall not be obstructed or encumbered by Tenant (except as necessary for deliveries) or used for any purpose other than ingress and egress to and from the Premises.

2.	No awnings, curtains, blinds, shades, screens or other projections shall be attached to or hung in, or used in connection with, any window of the Premises or any outside wall of the Building which are not of a quality, type, design and color, and attached in the manner, approved by Landlord.

3.	No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor, if the Building is occupied by more than one tenant, displayed through interior windows into the atrium of the Building, nor placed in the halls, corridors or vestibules, provided that show cases or articles may be displayed through interior windows into the atrium of the Building (if any) with Landlord’s prior written approval, such approval not to be unreasonably withheld or delayed so long as such display does not adversely affect the aesthetic integrity of the Building.

4.	No tenant shall place a load upon any floor in the Premises that exceeds the floor load per rentable square foot of area which such floor was designed to carry and which is allowed by Applicable Law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained at Tenant’s expense in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent may require Tenant to provide insurance naming Landlord as an insured and in such amounts as Landlord may deem reasonable. If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do such work, and that all work in connection therewith shall comply with Applicable Law. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless with respect thereto as provided in Section 13.1.

5.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids or like substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

6.	Tenant shall not use the Premises or any part thereof or permit the Premises or any part thereof to be used as a public employment bureau or for the sale of property of any kind at auction, except in connection with Tenant’s business.

7.	Tenant must, upon the termination of its tenancy, return to the Landlord all locks, cylinders and keys to offices and toilet rooms of the Premises.

8.	Landlord reserves the right to exclude from the Building after Normal Business Hours and at all hours on days other than Business Days all persons connected with or calling upon the Tenant who are not escorted in the Building by an employee of Tenant. Tenant shall be responsible for all persons to whom it allows access and shall be liable to the Landlord for all wrongful acts of such persons.

9.	The requirements of Tenant will be attended to only upon application at the Building Management Office. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

10.	There shall not be used in any space in the Building, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

11.	No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises. Bicycle storage is located in the garage.

12.	No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or any neighboring building or premises or those having business with them whether by use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No tenant shall throw anything out of the doors, windows or skylights or down the passageways.

13.	The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

14.	No smoking shall be permitted in the Premises or the Building. Smoking shall only be permitted in smoking areas outside of the Building which have been designated by the Landlord.

15.	Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with Landlord’s standard procedures.

16.	Tenant shall not cause any offensive odors or loud noise to constitute a nuisance or a menace to any other tenant or tenants or other persons in the Building.

17.	The rules and regulations set forth in Attachment I to this Exhibit, which is by this reference made a part hereof, are applicable to any Alterations being undertaken by or for Tenant in the Premises pursuant to ARTICLE 7 of the Lease.

18.	With the exception of food to be consumed by Tenant’s employees and invitees, no food shall be prepared or served on or about the Premises (except in any kitchen areas or areas designated by Tenant for consumption of food within the Premises which may be included in the Plans approved by Landlord); no intoxicating liquors or alcoholic beverages shall be sold, generally distributed to the public or otherwise be consumed on or about the Premises without obtaining a license therefor if required by Applicable Law.

19.	Tenant shall give notice to Landlord immediately upon determining that there is a threat to health or safety at the Premises or at the Property.

ATTACHMENT I TO EXHIBIT C

Rules and Regulations for Tenant Alterations

1. General

a. All Alterations made by Tenant in, to or about the Premises shall be made in accordance with the requirements of this Exhibit and by contractors or mechanics reasonably approved by Landlord.

b. Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the Alterations, with full details and specifications for all of the Alterations, in compliance with herewith.

c. Alterations must comply with the Building Code applicable to the Property and the requirements, rules and regulations and any other governmental agencies having jurisdiction.

d. No work shall be permitted to commence before Tenant obtains and furnishes to Landlord copies of all necessary licenses and permits from all governmental authorities having jurisdiction.

e. All demolition, removals or other categories of work that may inconvenience other tenants or disturb Building operations, must be scheduled and performed before or after normal business hours, and Tenant shall provide Landlord’s Managing Agent with at least 24 hours’ notice prior to proceeding with such work.

f. All inquiries, submissions, approvals and all other matters shall be processed through Landlord’s Managing Agent.

g. All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s representative. Such supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

2. Prior to Commencement of Work

a. Tenant shall submit to the Building manager a request to perform the work. The request shall include the following enclosures:

(1)	A list of Tenant’s contractors and/or subcontractors for Landlord’s approval.

(2)	A complete sets of plans and specifications properly stamped by a registered architect or professional engineer.

(3)	A properly executed building permit application form.

(4)	Four executed copies of the Insurance Requirements Agreement in the form attached to this Exhibit as Attachment II and made a part hereof from Tenant’s contractor and, if requested by Landlord, from the contractor’s subcontractors.

(5)	Contractor’s and subcontractor’s insurance certificates.

b. Landlord will return the following to Tenant:

(1)	A letter of approval or disapproval with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of approval of governmental authorities).

(2)	Two fully executed copies of the Insurance Requirements Agreement.

c. Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any Alterations shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of Applicable Law.

d. Tenant shall obtain a building permit from the Building Department and necessary permits from other governmental agencies. Tenant shall be responsible for keeping current all permits. Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work.

3. Requirements and Procedures

a. All structural and floor loading requirements of Tenant shall be subject to the prior approval of Landlord’s structural engineer at Tenant’s sole cost and expense.

b. All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers and all mechanical and electrical work shall be performed by contractors who are engaged by Landlord in constructing, operating or maintaining the Building. When necessary, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work is started. Drawings are to be prepared by Tenant and all approvals shall be obtained by Tenant.

c. If shutdown of risers and mains for electrical, life safety system, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s representative. No work will be performed in Building mechanical equipment rooms without Landlord’s approval and under Landlord’s supervision.

d. Tenant’s contractor shall:

(1)	have a superintendent or foreman on the Premises at all times;

(2)	police the job at all times, continually keeping the Premises orderly;

(3)	maintain cleanliness and protection of all areas, including elevators (if any) and lobbies.

(4)	protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(5)	block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system; and

(6)	avoid the disturbance of other tenants.

e. If Tenant’s contractor is negligent in any of its responsibilities, Tenant shall be charged for corrective work.

f. All equipment and installations must be equal to the standards generally in effect with respect to the remainder of the Building. Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord.

g. A properly executed air balancing report signed by a professional engineer shall be submitted to Landlord upon the completion of all HVAC work.

h. Upon completion of the Alterations, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other governmental agencies having jurisdiction.

i. Tenant shall submit to Landlord a final “as-built” set of drawings showing all items of the Alterations in full detail, in both hard copy and electronic form.

j. Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

4. Standards for Plans and Specifications

Whenever Tenant shall be required by the terms of the Lease (including this Exhibit) to submit plans to Landlord in connection with any Alterations, such plans shall include at least the following:

a. Floor plan indicating location of partitions and doors (details required of partition and door types).

b. Location of standard electrical convenience outlets and telephone outlets.

c. Location and details of special electrical outlets; e.g., photocopiers, etc.

d. Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

e. Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

f. Location and specifications of floor covering, paint or paneling with paint colors referenced to standard color system.

g. Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.

h. Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

i. Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

j. Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.)

k. Location and weights of storage files.

l. Location of any special soundproofing requirements.

m. Location and details of special floor areas exceeding 50 pounds of live load per square foot.

n. All structural, mechanical, plumbing and electrical drawings, to be prepared by the base building consulting engineers, necessary to complete the Premises in accordance with Tenant’s Plans.

o. All drawings to be uniform size (30” x 46”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

p. All drawings shall be stamped by an architect (or, where applicable, an engineer) licensed in the jurisdiction in which the Property is located and without limiting the foregoing, shall be sufficient in all respects for submission to applicable authorization in connection with a building permit application.

Attachment II to Exhibit C

Contractor’s Insurance Requirements

Building: 200 Smith Street, Waltham, Massachusetts

Landlord: 200 Smith NWALP Property Owner LLC, a Delaware limited liability company

Tenant: [                            ], a [                            ]

Premises: [                            ]

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant named above (hereinafter called “Tenant”) of the Building named above (or by Tenant’s contractor) to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the landlord named above (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work, and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.	Contractor agrees to indemnify and save harmless Landlord and Landlord’s Agents and their respective affiliates, subsidiaries and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable Attorneys’ Fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, bodily injury (including death at any time resulting therefrom) and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2.	Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

q. Workmen’s Compensation and Employers, Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

r. Comprehensive General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Personal Injury:

$3,000,000 per person

$10,000,000 per occurrence

Property Damage:

$3,000,000 per occurrence

$3,000,000 aggregate

s. Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:

$1,000,000 per person

$1,000,000 per occurrence

Property Damage:

$1,000,000 per occurrence

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

5.	Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

a. Comprehensive General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

b. Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this day of                     ,             .

Contractor:

By:

By:

By:

EXHIBIT D

Form of Notice of Lease

Pursuant to Massachusetts General Laws, Chapter 183, Section 4, notice is hereby given of the following Lease:

Landlord:	200 Smith NWALP Property Owner LLC, a Delaware limited liability company, having a principal place of business at c/o Anchor Line Partners, LLC, One Post Office Square, 36th Floor, Boston, Massachusetts 02109.

Tenant:	Deciphera Pharmaceuticals, Inc., a Delaware corporation, having its principal office at 500 Totten Pond Road, Waltham, Massachusetts 02451.

Date of Lease:	May 11, 2018.

Description of Leased Premises:	44,256 square feet of space as depicted on the plan of the Premises attached hereto as Exhibit A-2 in the Building located at 200 Smith Street, Waltham, Massachusetts as depicted on the location plan attached hereto as Exhibit A-1.

Term of Lease:	Ten (10) years and seven (7) months, commencing on the Term Commencement Date and expiring at 11:59 p.m. on the Expiration Date.

Term Commencement Date:	,

Term Expiration Date:	,

Extension Option:	Two (2) options to renew for a term of five (5) years each.

This instrument is executed as notice of the aforesaid Lease and is not intended, nor shall it be deemed, to vary or govern the interpretation of the terms and conditions thereof.

EXECUTED as a sealed instrument this 11th day of May, 2018.

LANDLORD:

200 SMITH NWALP PROPERTY OWNER LLC, a Delaware limited liability company

By: ALT 200 MANAGER, LLC, a Delaware limited liability company

By:
Name:
Title:	Authorized Signatory

TENANT:

DECIPHERA PHARMACEUTICALS, INC., a Delaware limited liability company

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

County of	, 2018

On this              day of                     , 2018, before me, the undersigned notary public, personally appeared                             , proved to me through satisfactory evidence of identification, which was                        , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose as                              of ALT 200 Manager, LLC, as                         of 200 Smith NWALP Property Owner LLC.

Notary Public
My commission expires:

COMMONWEALTH OF MASSACHUSETTS

County of	, 2018

On this              day of                             , 2018, before me, the undersigned notary public, personally appeared                    , proved to me through satisfactory evidence of identification, which was                                 , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose as                      of DECIPHERA PHARMACEUTICALS, INC.

Notary Public
My commission expires:

EXHIBIT A-1

(to Notice of Lease)

PLAN OF PROPERTY

EXHIBIT A-2

(to Notice of Lease)

PLAN OF PREMISES

EXHIBIT E

Form of Letter of Credit

_______________, ______

200 Smith NWALP Property Owner LLC

c/o Anchor Line Partners, LLC

One Post Office Square, 36th Floor

Boston, Massachusetts 02109

Re: Letter of Credit No.:

Gentlemen:

We hereby establish in your favor our Irrevocable Letter of Credit No.             , and you are hereby irrevocably authorized to draw on us under this Letter of Credit an amount up to USD [                    ].

Funds under this Letter of Credit are available to 200 Smith NWALP Property Owner LLC (the “Beneficiary”) by your sight draft (s) drawn on us, stating on its face: “Drawn under                         Irrevocable Letter of Credit No.             ,” accompanied this original Letter of Credit and a certificate (the “Drawing Certificate”) signed by an officer or other representative of Beneficiary certifying

“I,                             , an officer of 200 Smith NWALP Property Owner LLC (the “Beneficiary”) hereby certify to                              (the “Bank”), with respect to Irrevocable Letter of Credit No.                  issued by the Bank in favor of Beneficiary, that Beneficiary has the right to draw USD [                            ] under that certain Lease Agreement dated                      (the “Lease”) between Beneficiary, as landlord, and [                    ] as tenant, for the premises comprising a portion of the building known as and numbered 200 Smith Street, Waltham, Massachusetts.”

Partial and multiple drawings are permitted under this Letter of Credit.

Presentation of drawings hereunder shall be made at our office located at                         , or at any other office which may be designated by us in a written notice delivered to you.

This Letter of Credit is transferable in whole, not in part, and may be successively transferred. Transfer of this Letter of Credit shall be effective upon presentation to us of this original Letter of Credit, accompanied by our standard transfer request form appropriately completed. Upon such transfer, all references to the Beneficiary in the Letter of Credit shall be replaced with the name of the transferee.

            ,

This Letter of Credit is effective on the date hereof and shall expire with our close of business at 5:00 P.M., our time, on                      (the “Expiration Date”) unless extended as hereinafter provided.

We hereby engage with you that draft(s) drawn under and in compliance with the terms and conditions of this Letter of Credit will be duly honored. Upon request, we will promptly review and approve in advance any draw under this Letter of Credit facsimile copies of the form of the Drawing Certificate relating to such draw.

This Letter of Credit shall be deemed automatically extended, without amendment, for additional periods of one (1) year from the Expiration Date hereof or any future expiration date, unless not less than sixty (60) days prior to any Expiration Date, we notify you in writing, by registered mail, courier service or hand delivery, at the above address, that we elect not to extend this Letter of Credit to any such additional periods. If we so notify you that this Letter of Credit will not be extended, you may draw the full amount then available on or before the then current expiration date by means of your sight draft drawn on us, which draft need not be accompanied by the certificate. In any event, this Letter of Credit will not be extended beyond                  pursuant to the first sentence of this paragraph.

This Letter of Credit is subject to Article 5 of the Massachusetts Uniform Commercial Code and where not inconsistent therewith to the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce, Paris, France, Publication 590.

Very truly yours,

Bank

By:	_____________________________________
, Its
Hereunto duly authorized]

EXHIBIT F

Appraisers’ Determination of Fair Market Rent

The term “Appraisers’ Determination” refers to the following procedures and requirements:

For the purpose of fixing the Fair Market Rent for an Extension Term or Fair Market Rent pursuant to Tenant’s Right of First Offer, Landlord and Tenant shall agree upon an appraiser who shall be a member of the M.A.I. or Counselors of Real Estate (CRE) (or successor professional organizations) and shall have at least ten (10) years’ experience appraising rental values of property in the Waltham market area.

If Landlord and Tenant are not able to agree upon an appraiser by the date which is ten (10) days after an Impasse, as defined in Section 1.1 (the “Appraiser Selection Deadline”), each of Landlord and Tenant shall, within ten (10) additional days, that is, by the date which is twenty (20) days after an Impasse, select an appraiser with the foregoing qualifications whereupon each of said appraisers shall, within five (5) days of their selection hereunder, select a third appraiser with the foregoing qualifications. The first two appraisers shall simultaneously submit their determination of Fair Market Rent to the third appraiser who shall select whichever of the two he determines is closest to Fair Market Rent, and the third appraiser’s selection shall be binding on the parties. If either party fails to select an appraiser by the Appraiser Selection Deadline, then the appraiser selected by the other party, if selected by the Appraiser Selection Deadline, shall be the sole appraiser. Landlord and Tenant shall share equally the expense of any and all appraisers. The appraiser(s) shall be obligated to make a determination of Fair Market Rent within thirty (30) days of the appointment of either the single appraiser (if only one) and within thirty (30) days of the appointment of the third appraiser (if three are so appointed).

In determining the Fair Market Rent for the Extension Term or Fair Market Rent pursuant to Tenant’s Right of First Offer, the appraisers shall consider, among other things, the then current arm’s length basic rent being charged to tenants for comparable buildings in the Waltham market area.

The appraisers shall not have the right to modify any provision of this Lease and shall only determine the Extension Term Fair Market Rent for the Extension Term or Fair Market Rent pursuant to Tenant’s Right of First Offer in accordance with Section 2.4, which shall constitute the Basic Rent under this Lease for the Extension Term or that First Offer Space.

EXHIBIT G

Landlord/Tenant Work Matrix

DESCRIPTION	RESPONSIBILITY			COMMENTS
GENERAL	Landlord	Tenant	N/A
Building Core & Shell shall be certified by the USGBC	X			Core and Shell project in LEED submission process for LEED Certified
Core and shell to comply with all building codes and ADA requirements	X			Yes
Removal/encapsulation of any hazardous materials prior to commencement of tenant construction	X			Full Haz Mat survey completed. Haz materials were abated.
Landlord to provide parking	X			As part of C/S project
SITEWORK
Perimeter sidewalks, street curbs, miscellaneous site furnishings and landscaping	X			As part of C/S project
Outdoor furniture for use by building occupants	X			Yes
Telephone and internet service to main demarcation room from local exchange carrier	X			See attached plan. Verizon tel / data and fiber are available
Domestic sanitary sewer connection to street	X
Waste sewer connection	X			Future were provide as part of C/S project
Roof storm drainage	X
Primary and secondary electrical service	X			See site Plan
Gas service	X			See site Plan: 4” gas service
Domestic water service to Building	X			See site Plan: 2” service
Fire protection water service to Building	X			See site plan
LANDSCAPING
Complete site improvements package, including design and installation	X
Landscape plans to include location, species, and sizes of trees, shrubs, groundcovers, flowering plants, ornamental flowering trees and coniferous evergreen trees. All plantings shall be of specimen quality.	X			Yes... All plantings are of drought tolerant species. Variety of plant types and species in design.

DESCRIPTION	RESPONSIBILITY			COMMENTS
	Landlord	Tenant	N/A
Hardscape plans shall include walkways, driveways, curbing, exterior lighting, and non-Tenant signage. Design and site improvements materials shall be of Class A Building quality.	X			Yes Site landscaping is part of C/S project
STRUCTURE
Is Tenant allowed to add an interconnecting stair?		X		Yes, with LL approval and required structural design
Is Tenant allowed to increase the opening size at the 2nd floor fire wall?			X
Is Tenant allowed to design the elevator lobby area located in its Premises on the 2nd floor		X		Finishes by tenant can be incorporated into finish design.
Reinforced concrete slabs with live load capacity of 100 psf (typical areas)				Yes... floor load varies from 100-200 PSF. Mezz was designed 80 PSF
Reinforced concrete slabs with 150 psf loading capacity in mechanical spaces				Yes
Structural enhancements for specific Tenant load requirements		X		Allowed per structural engineer design / review
Typical Floor to floor height framing: as designed				16’3” and 23’ ceiling heights
Column bay spacing: as designed				20’X20” grid under Mezz, remainder of building is a 40’x40’ grid
Structural framing dunnage above roof for Base Building equipment	X
Structural framing dunnage above roof for Tenant equipment subject to Landlord review and approval		X		Allowed
Framed openings for Base Building utility risers	X			Not really applicable due to building design
Framed openings for Tenant utility risers in addition to Base Building within pre-allocated Base Building areas subject to Landlord review and approval				Again not really applicable. Any base building riser or horizontal chases can be utilized by the tenant upon LL approval
Miscellaneous metals items and/or concrete pads for Base Building equipment	X			Part of C/S project
Miscellaneous metals items and/or concrete pads for Tenant equipment		X		Allowed

DESCRIPTION	RESPONSIBILITY			COMMENTS
	Landlord	Tenant	N/A
Floor slab to meet maximum variance of 1/4” in 10’, no two points on the floor to vary by more than 2”	X			Area of building will need floor prep. LL will work with tenant on flooring design and meet floor prep requirements for installation
All construction to be installed to allow 9’0” finished ceiling height without Tenant rework of core and shell systems or equipment.	X			Yes
ROOFING
Single ply TPO roofing system with rigid insulation with 20 year warranty	X			Entire main warehouse building received a new white TPO roof assembly as part of C/S project
Roofing penetrations for Base Building equipment/systems	X
Roofing penetrations for Tenant equipment/systems, installed by Base Building roofing subcontractor		X		Yes contractor of Warranty Record would be required to perform roof work associated with MEP openings
Walkway pads to Base Building equipment	X
Walkway pads to Tenant equipment		X
Roofing alterations due to Tenant changes installed by Base Building roofing subcontractor		X		Yes contractor of Warranty Record / authorized vendor would be required to perform roof work associated with MEP openings
EXTERIOR
Building exterior envelope	X
Base Building entrances	X
Building mounted signage and/or ground mounted exterior signage for Tenant identification	X	X		Depending on location this would be a TI / LL expense. Site will have monument site signage / directory at entrances
Overhead sectional doors at exterior tenant walls: as designed				Yes... this could be accomplished at the South Terrace and various other points of entry. LL approval of design
Screen enclosure for Base Building rooftop equipment	X			Not anticipated as needed / required
Screen enclosure for Tenant rooftop equipment (not within base building screen)		X		Not anticipated as needed / required
COMMON AREAS
Accessible main entrance. Entrance vestibules will include accessible full glass narrow stile aluminum framed entrance doors with integrated security hardware, and recessed walk-off grid floor.	X			Yes current C/S design has glass entrances with base building security hardware. Tenant security systems could be integrated with base building system.

DESCRIPTION	RESPONSIBILITY			COMMENTS
	Landlord	Tenant	N/A
Egress corridors on multi-tenant floors	X
First floor finished lobby
Core area toilet rooms. Floors and base shall be porcelain tile. Full height ceramic tile shall be provided on wet walls. All other wall surfaces shall be painted drywall. Lavatory counters shall be solid surface with under-mount vitreous china sinks, and mirror above lavatory counters to the ceiling height. Stainless steel toilet enclosures shall be floor mounted, steel panel construction with a stainless steel finish. Toilet room accessories shall be similar or equal to those manufactured by Bobrick Company, all in accordance with handicapped accessibility regulations.	X			Yes base build core restrooms will be of Class A design and meet / exceed noted requirements to be built out with Amenities Package project.
Provide toilet rooms in tenant space to meet code	X
Provide toilet rooms in tenant space that are additional and above code requirements or upgrades over and above Landlord required installations		X
Bicycle storage located in the garage and male and female shower and locker room facilities as designated in common amenity area of the Building	X			As part of Amenities Package buildout
Shower rooms shall utilize finishes similar to core area toilet rooms	X			Yes
Walls in toilet rooms, stairways, and Base Building utility rooms shall have a final paint finish	X			Yes
Painted metal railings in all stairways	X			Or better
Interior signage for all Base Building rooms (as required by Code)	X			Per required code
Janitor’s closets in core areas	X

DESCRIPTION	RESPONSIBILITY			COMMENTS
	Landlord	Tenant	N/A
Electrical closets in core areas. Electrical closets can be used for Tenant-provided electrical equipment, subject to coordination with Base Building equipment, and conformance to all Code requirements.				Any core electric closets could be utilized by tenants per code requirements. Tenant may need to buildout electric closets for their needs
IDF connected to demarcation room		X		See location of Demarc room on plan
Demarcation room	X
Doors, frames, and hardware at common areas	X
Parking control equipment in garage	X
ELEVATORS
(2) double sided passenger elevators; 4,000 lb. capacity, 150 FPM. Each serves main lobby Level 1 thru Level 2				Yes... additional third elevator will provide service from garage and be stretcher compliant.
WINDOW TREATMENT
Furnish and install Building Standard window treatment including blocking in Tenant areas. Building Standard is horizontal mini-blinds, 1” wide blades, similar or equal to those manufactured by Levelor (color TBD).	X			Due to large window opens LL would work with tenant on agreeable window treatments
Window sills as applicable in Tenant areas			X
TENANT AREAS
Drywall and finishes at inside face of exterior walls (fire-rated)		X		Yes where areas behind new building skin. Some areas of CMU will remain and be painted white.
Drywall and finishes at inside face of exterior walls (non fire- rated)		X
Finishes at inside face at Tenant side of core partitions		X
Additional toilet rooms within Tenant Premises		X
Tenant Premises HVAC and Plumbing Rooms		X
Electrical closets within Tenant Premises		X		Tenant will have full access to any base building closets / chases upon LL review/approval
Tel/data rooms for interconnection with Tenant tel/data		X
Tenant kitchen areas		X
Modifications to core areas to accommodate Tenant requirements	X	X		LL will work with TT on mods to core areas if needed to meet tenant needs

DESCRIPTION	RESPONSIBILITY			COMMENTS
	Landlord	Tenant	N/A
Partitions, ceilings, flooring, painting, finishes, doors, frames, hardware, millwork, casework, and build-out		X
Fixed or movable casework/millwork		X
Shaft enclosures for Base Building systems’ risers	X
Shaft enclosures for Tenant risers within allocated space in the main vertical Base Building shafts, installed in accordance with Base Building schedule	X			Tenant will have full access to any base building closets / chases upon LL review/approval
Shaft enclosures for Tenant risers outside of the allocated space in the main vertical Base Building shafts		X
All interior signage for Tenant Premises		X
Sound attenuation upgrades for tenant premises in order to comply with tenants acoustical criteria and design of tenant areas		X
Remove existing HVAC hot water piping at Mezzanine Level that is supporting current HVAC unit(s) with in Premises that are called to be demo’d during TI project.	X
Modify / raise existing sprinkler main, per current code, at Mezzanine level within Premises.	X
Modify / raise existing gas main, per current code, at Mezzanine level within Premises	X
FIRE PROTECTION
Fire service entrance including fire department connection, alarm valve, and back flow protection	X			Building has jockey / main FP set up, with sprinkler zoned distribution manifold
Base Building area distribution piping and up-turned sprinkler heads	X			Currently exist is C/S project. Can be modified to meet tenant needs
Stair distribution piping and sprinkler heads	X			Core stairwells are LL responsibility. Specific TT stairwell would be TT cost
Primary distribution and sprinkler heads adequate to support ordinary hazard (with upturned heads)	X			Yes
All run outs, drop heads, and related equipment within Tenant Premises		X		Modifications to meet TT requirements at TT cost

DESCRIPTION	RESPONSIBILITY			COMMENTS
	Landlord	Tenant	N/A
Modification of sprinkler piping and head locations to suit Tenant layout and hazard index		X
Specialized extinguishing systems		X
Pre-action dry-pipe systems (if required) within Tenant Premises		X
Fire extinguisher cabinets within Base Building areas	X
Fire extinguisher cabinets within Tenant Premises		X
Standpipes, distribution and hose connections within egress stairs, garage and lobby	X			Base building LL responsibility
Additional hose connections within Tenant Premises, including distribution piping		X		If required by code / local AHJ
PLUMBING
Domestic water distribution within Tenant Premises including reduced pressure backflow preventer		X
Domestic water service with backflow prevention and Base Building risers	X
Base Building restroom plumbing fixtures compliant with accessibility requirements	X
Tenant restroom plumbing fixtures compliant with accessibility requirements (in addition to those provided by the Base Building)		X
Wall hydrants within Base Building areas (where required by Code)	X			In C/S design project
Storm drainage system	X			In C/S project
Sanitary waste and vent service for Base Building areas	X			In C/S project
Sanitary waste and vent service for Tenant Premises		X		Futures have been provided, connections of TT systems during TI
Hot water generation for Base Building restrooms	X
Hot water generation for tenant spaces (outside base building restrooms		X		Typically Point of Use units
NATURAL GAS
Natural gas service to Building	X
Natural gas service to Base Building boilers	X

DESCRIPTION	RESPONSIBILITY			COMMENTS
	Landlord	Tenant	N/A
Natural gas service, pressure regulator and meter for Tenant equipment	X			Connect to base building gas service
Natural gas piping from Tenant meter to Tenant Premises or Tenant equipment area	X			Part of TT TI project
Natural gas pipe distribution within Tenant Premises	X			Part of TT TI project
Natural gas pressure regulator vent pipe riser from valve location through roof	X			Part of TT TI project

DESCRIPTION	RESPONSIBILITY			COMMENTS
	Landlord	Tenant	N/A
HEATING, VENTILATION, AIR CONDITIONING
Central gas fired boiler plant	X			Existing gas fired boiler / system could be utilized for TT fit out needs
Hot water pipe risers with taps for tenant systems	X			Yes
Hot water pipe distribution within Tenant Premises		X
Reheat coils within Tenant Premises		X
Reheat coils within Base Building areas	X
Building Management System (BMS) for Base Building	X
Equipment controls for BMS (compatible with Landlord’s system) within Tenant Premises infrastructure	X	X		Tenant would control / maintain their own HVAC equipment / infrastructure. Installed during TI fit out
Perimeter heating zone—equipment, controls, and distribution	X	X		Tenant would control / maintain their own HVAC equipment / infrastructure. Installed during TI fit out
Vertical supply air duct distribution	X	X
Supply and return air duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within Tenant Premises		X		RTU SA / RA duct be stubbed into space. TT would be responsible for HVAC distribution, controls with in Premises
Supply air and return duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within Base Building areas	X
Restroom exhaust for Base Building area restrooms	X
Restroom exhaust for new restrooms built within Tenant Premises		X
Electric room ventilation system for Base Building electrical closets	X
Electric room ventilation system for electrical closets within Tenant Premises		X
Sound attenuation for Base Building infrastructure to comply with Zoning Ordinance	X
Sound attenuation for Tenant equipment to comply with Zoning Ordinance		X
Additional/ dedicated cooling equipment for Tenant requirements		X

DESCRIPTION	RESPONSIBILITY			COMMENTS
	Landlord	Tenant	N/A
Multiple paired roof mounted DX package air handlers designed to supply approx. 250sf/T of cooling and 1.35CFM/sf of supply air to the premises. Air handlers shall be equipped with energy recovery systems from the return air.				TI fit out base is DX rooftop units at 350 sqft / ton.
Boiler Capacity; (2) 3000 MBH				Existing gas fired HW boilers can be used to meet TT needs if applicable
High Volume/Low Volume Fans [Big Ass Fans] in lobby space		X		Can be installed in TT suite if desired
High Volume/Low Volume Fans[Big Ass Fans] in Tenant areas		X
ELECTRICAL
Sound attenuation for Tenant standby generator to comply with Zoning Ordinance if required		X
4,000a-480V main electric utility service to switchgear in main electrical room				Double ended switch gear at 480V / 3200A with 2500A bus tie in main electric room.
Diesel life safety generator if needed				Emergency generator is being installed as part of the core / shell project. Designed for basic life system infrastructure and lighting. Can be used to meet tenants stand-by power needs if available. TT can install own gen set id desired
Sound attenuation for life safety generator to comply with Zoning Ordinance		X
Standby power distribution within Tenant Premises		X
Lighting and power distribution for Base Building areas	X
Lighting and power distribution for Tenant Premises		X
Life safety emergency lighting/signage including bus plugs, panels and circuit breakers for Base Building area	X
Life safety emergency lighting/signage for Tenant Premises		X

DESCRIPTION	RESPONSIBILITY			COMMENTS
	Landlord	Tenant	N/A
Tenant panels, transformers, etc. in addition to Base Building house panels for Base Building area		X
Allocation of bus power for Tenant use (w/USF): Office lighting – 2				Will work with TT on power requirements
Office power – 3 w/USF Office HVAC—5 w/USF				Will work with TT on power requirements
Automatic transfer switch for Tenant		X		If tenant installed. Currently as part of C/S project ATS for tenant use id being installed
FIRE ALARM
Base Building fire alarm system with devices within Base Building areas with sufficient capacity to accommodate tenant layout	X			Base building FACP panel can accommodate tenant tie in. Tenant subpanel / node with home run to main FACP . Class A fully addressable system in building.
Fire alarm sub panels and devices for Tenant Premises with integration into Base Building system		X
Alteration to fire alarm system to facilitate Tenant program		X
TELEPHONE/DATA
Underground local exchange carrier service to primary demarcation room				Verizon tel/ data and fiber is on site to office building Demarc room
Service from primary demarcation room to secondary demarcation room	X
Intermediate distribution frame rooms		X
Tenant tel/data rooms		X
Pathways from demarcation room directly into Tenant tele/data rooms		X
Tel/Data cabling from demarcation room to intermediate distribution frame rooms		X
Tel/Data cabling from demarcation room and/ or intermediate distribution frame rooms to Tenant tel/data room		X
Fiber optic service for Tenant use				Verizon Fiber on site in to demark room
Tel/data infrastructure including, but not limited to, servers, computers, phone systems, switches, routers, MUX panels, equipment racks, ladder racks, etc.		X
Provisioning of circuits and service from service providers	X			LL to work with TT on meeting needs

DESCRIPTION	RESPONSIBILITY			COMMENTS
	Landlord	Tenant	N/A
Audio visual systems and support		X
Station cabling from Tenant tel/data room to all Tenant locations, within the suite and exterior to the suite, if needed		X
SECURITY
Card access at Building entries	X			C/S project will provide card access at all entry points
Card access into or within Tenant Premises on separate Tenant installed and managed system		X		If so desired by TT, can also merge with BB system
Video camera coverage of Common areas and building grounds			X	Currently not in scope
Video camera coverage of Tenant Premises on separate Tenant installed and managed system		X

EXHIBIT H

Cleaning Specifications

A.	Premises Office Area

Daily: (Monday through Friday, inclusive, holidays excepted).

1. Empty and clean waste receptacles and remove waste material from the Premises and wash receptacles as necessary.

2. Sweep and dust mop uncarpeted areas using a dust-treated mop.

3. Vacuum rugs and carpeted areas.

4. Hand dust and wipe clean with treated cloth horizontal surfaces including furniture, office equipment, window sills, door ledges, chair rails, and convector tops, within reach, but excluding active work areas.

5. Wash clean water fountains, if any.

6. Remove and dust under desk equipment and telephones and replace same.

7. Hand dust grill work within normal reach.

8. Upon completion of cleaning, lights will be turned off and doors locked, leaving the Premises in an orderly condition.

Weekly:

1. Dust exposed coat racks and the like.

2. Remove finger marks from private entrance doors, light switches and doorways.

Quarterly:

Render high dusting not reached in daily cleaning to include:

1. Dusting pictures, frames, charts, graphs and similar wall hangings.

2. Dusting vertical surfaces, such us walls, partitions, doors and ducts.

3. Dusting of pipes, ducts, and high moldings.

4. Dusting of horizontal blinds.

B.	Premises Lavatories, if any

Daily: (Monday through Friday, inclusive, holidays excepted.)

1. Sweep and damp mop floors.

2. Clean mirrors, powder shelves, dispensers and receptacles, bright work, flushometers, piping and toilet sent hinges.

3. Wash both sides of toilet seats.

4. Wash basins, bowls and urinals.

5. Dust and clean powder room fixtures.

6. Empty and clean paper towel and sanitary disposal receptacles.

7. Remove waste paper and refuse.

8. Refill tissue holders, soap dispensers, towel dispensers, vending sanitary dispensers; materials to be furnished by Landlord.

9. A sanitizing solution will be used in all lavatory cleaning.

Monthly:

1. Machine scrub lavatory floors.

2. Wash partitions and tile walls in lavatories,

C.	Main Lobby of the Building Exterior and Corridors

Daily: (Monday through Friday, inclusive, holidays excepted.)

1. Sweep and wash floors.

2. Wash rubber mats.

3. Spot clean any metal work inside lobby of the Building.

4. Spot clean any metal work surrounding Building entrance doors.

Monthly: All resilient tile floors in public areas of Building to be treated equivalent to spray buffing.

D.	Building Window Cleaning

The exterior and interior of the windows of exterior walls of the Building will be washed once annually, subject to weather conditions and requirements of applicable law.

E.	Common Areas

Landlord shall keep repaired and maintain all common areas of the Property and any sidewalks, parking areas, curbs and access ways adjoining the Property in a clean and orderly condition. To the extent feasible given weather conditions, snow and ice will be removed from exterior sidewalks, parking areas and curbs and access ways adjoining the Property, as necessary.

EXHIBIT I

Form of Subordination, Non-Disturbance and Attornment Agreement

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made as of the 11th day of May, 2018 by and between AB COMMERCIAL REAL ESTATE DEBT – B S.À R.L., a Luxembourg private company with limited liability, having an address at 1345 Avenue of the Americas, New York, New York 10105 (“Lender”), and DECIPHERA PHARMACEUTICALS, INC., a Delaware corporation having an address at 500 Totten Pond Road, Waltham, Massachusetts 02451 (“Tenant”).

R E C I T A L S:

1. Lender is the present owner and holder of a certain mortgage and security agreement dated [            , 20        ] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Instrument”) given by Landlord (defined below) to Lender which encumbers the fee estate of Landlord in certain premises described in Exhibit A attached hereto (the “Property”) and which secures the payment of certain indebtedness owed by Landlord to Lender evidenced by a certain promissory note dated [            , 20        ] given by Landlord (as amended, amended and restated, supplemented, extended or otherwise modified from time to time, the “Note”);

2. Tenant is the holder of a leasehold estate in a portion of the Property under and pursuant to the provisions of a certain lease dated as of May 11, 2018 between 200 Smith NWALP Property Owner LLC, a Delaware limited liability company, as landlord (“Landlord”), and Tenant, as tenant (the “Lease”); and

3. Tenant has agreed to subordinate the Lease to the Security Instruments and to the lien thereof, and Lender has agreed to grant nondisturbance to Tenant and its permitted subtenants and assigns under the Lease on the terms and conditions hereinafter set forth.

A G R E E M E N T:

For good and valuable consideration, Tenant and Lender agree as follows:

1. Subordination. Tenant agrees that the Lease and all of the terms, covenants and provisions thereof and all Tenant’s right, title and interest under the Lease are and shall at all times continue to be subject and subordinate in all respects to the Security Instruments and to the lien thereof, including, without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby with the same force and effect as if the Security Instruments had been executed, delivered and recorded prior to the execution and delivery of the Lease.

2. Non-Disturbance. Lender agrees that if any action or proceeding is commenced by Lender for the foreclosure of or otherwise to enforce the Security Instruments or the sale of the Property, Tenant and any of its permitted subtenants shall not be named as a party therein unless such joinder shall be required by law; provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s or such subtenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note or the Security Instrument, including, but not limited to, Lender’s seeking the appointment of a receiver or accepting a deed in lieu of foreclosure or otherwise succeeding to the rights of Landlord under the Lease, shall be made subject to all rights of Tenant and its permitted assigns under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights, Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed after having received notice and the expiration of any applicable grace period. Nothing set forth in this Agreement is intended to or shall impair, diminish or affect the rights of Landlord to enforce any obligation of Tenant under the Lease or to take such action as is available to Landlord thereunder or under applicable law by reason of any default under the Lease beyond any applicable periods of notice and grace.

3. Attornment. Lender and Tenant agree that if Lender shall succeed to the rights of Landlord under the Lease or shall become the owner of the Property by reason of the foreclosure of the Security Instruments or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, and the conditions set forth in Section 2 above have been met at the time Lender becomes such successor or owner of the Property, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Lender and Tenant upon all of the terms, covenants and conditions set forth in the Lease, and in that event, Tenant agrees to attorn to Lender and Lender agrees to accept such attornment; and further provided that the provisions of the Security Instrument shall govern with respect to the disposition of any casualty insurance proceeds or condemnation awards and Lender shall not be (a) obligated to complete any initial construction work required to be done by Landlord pursuant to the provisions of the Lease or to reimburse Tenant for any construction work done by Tenant (provided, however, the foregoing shall not limit Lender’s obligation to complete repair and maintenance obligations as set forth in the Lease); (b) liable (i) for Landlord’s failure to perform any of its obligations under the Lease which have accrued prior to the date on which Lender shall become the owner of the Property, or succeeded to the rights of Landlord under the Lease, or (ii) for any act or omission of Landlord, whether prior to or after such foreclosure or sale (provided, however, the foregoing (i) and (ii) shall not relieve the Lender of the continuing obligations required of the Landlord under the Lease); (c) required to make any repairs to the Property or to the premises demised under the Lease required as a result of fire, or other casualty or by reason of condemnation unless Lender shall be obligated under the Lease to make such repairs,; (d) required to make any capital improvements to the Property or to the premises demised under the Lease which Landlord may have agreed to make, but had not completed; (e) subject to any offsets, defenses, abatements or counterclaims which shall have accrued to Tenant against Landlord prior to the date upon which Lender shall become the owner of the Property or succeeded to the rights of Landlord under the Lease; (f) liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with the Lease, except to the extent such sums are actually received by Lender; (g) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any prior Landlord unless (i) such sums are actually received by Lender or (ii) such prepayment shall have been expressly approved of by lender; (h) intentionally omitted; (i) bound by any agreement materially amending, modifying or terminating the Lease made without Lender’s prior written consent prior to the time Lender succeeded to Landlord’s interest except as otherwise specifically provided in the Lease; or (j) bound by any indemnification or obligations contained in the Lease with respect to asbestos, environmental or hazardous substances provided however that the liability of Lender with respect to claims made by Tenant (i) other than in reliance on any asbestos, environmental, or hazardous substances indemnification or obligations in the Lease, or (ii) in reliance on provision of otherwise applicable law, including those permitting private rights of action for contribution, shall not be affected hereby.

4. Notice to Tenant. Tenant acknowledges that it has notice that Landlord’s interest under the Lease and the rent and all other sums due thereunder have been assigned to Lender, pursuant to an assignment of leases and rents, as part of the security for the obligations secured by the Security Instrument and such assignment. After notice is given to Tenant and Landlord by Lender that the Landlord is in default under the Note or the Security Instrument and that the rentals under the Lease should be paid to Lender pursuant to the terms of the assignment of leases and rents executed and delivered by Landlord to Lender in connection therewith or as provided pursuant to the Lockbox Agreement between Landlord and Lender, Tenant shall thereafter pay to Lender, or as directed by the Lender, all rents and all other monies due or to become due to Landlord under the Lease until further notice from Lender, and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby agrees that Tenant’s compliance with such notice from Lender shall not be deemed a violation of the Lease.

5. Lender’s Consent. Tenant shall not, without obtaining the prior written consent of Lender, (a) enter into any agreement materially amending, modifying or terminating the Lease except as otherwise provided in the Lease; (b) prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof; (c) voluntarily surrender the premises demised under the Lease or terminate the Lease without cause or shorten the term thereof; or (d) assign the Lease (whether by operation of law, transfer of interest in Tenant or otherwise), sublet the premises demised under the Lease or any part thereof other than pursuant to the provisions of the Lease; and any such amendment, modification, termination, prepayment, voluntary surrender, assignment or subletting, without Lender’s prior consent, shall not be binding upon Lender.

6. Representations and Warranties. Tenant hereby represents and warrants to Lender that as of the date hereof (a) Tenant is the owner and holder of the Tenant’s interest under the Lease; (b) the Lease has not been modified or amended; (c) the Lease is in full force and effect; (d) neither Tenant nor, to the best of Tenant’s knowledge, Landlord is in default under or in breach of any of the terms, covenants or provisions of the Lease, and Tenant, to the best of its knowledge, knows of no event which but for the passage of time or the giving of notice or both would constitute an event of default or breach by Tenant or Landlord under the Lease; (e) neither Tenant nor, to the best of Tenant’s knowledge, Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease; (f) all rents, additional rents and other sums currently due and payable under the Lease have been paid in full, and no rents, additional rents or other sums payable under the Lease have been paid for more than one (1) month in advance of the due dates thereof; (g) there are no offsets or defenses to the payment of the rents, additional rents or other sums due and payable under the Lease, except as expressly set forth in the Lease; (h) Tenant has no option or right of first refusal to purchase the premises demised under the Lease or any portion thereof; and (i) no action, whether voluntary or otherwise, is pending against Tenant under the bankruptcy, insolvency or similar laws of the United States or any state thereof.

7. Lender to Receive Notices. Tenant shall provide Lender with copies of all written notices of default sent to Landlord pursuant to the Lease simultaneously with the transmission of such notices to the Landlord. Tenant shall notify Lender and Landlord of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof shall be effective against Lender unless Lender shall have received notice of default giving rise to such cancellation and shall have failed within the time period set forth in the Lease for Landlord to remedy such default after receipt of such notice to cure such default.

8. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Tenant:	Prior to the Term Commencement Date: 500 Totten Pond Road Waltham, Massachusetts 02451 Attention: Chief Financial Officer

Following the Term Commencement Date: 200 Smith Street Waltham, Massachusetts 02451 Attention: Chief Financial Officer

With a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Attention: Richard Hoffman, Esq.

If to Lender:

AB Commercial Real Estate Debt – B S.à.r.l.

c/o AllianceBernstein

1345 Avenue of the Americas

New York, New York 10105

Attention : Bryan Donohoe and Stephen Malone

Facsimile No.: (646) 432-7449 and (646) 756-0880

With a copy to:	Berkadia Commercial Mortgage 118 Welsh Road Horsham, PA 19044 Attention: Client Relations Facsimile No.: (215) 328-0349

If to Landlord:	200 SMITH NWALP PROPERTY OWNER LLC c/o Anchor Line Partners, LLC One Post Office Square, 36th Floor Boston, Massachusetts 02109 Attention: Andrew J. Maher Facsimile No.: (617) 426-6871

With a copy to:	Nutter, McClennen & Fish LLP 155 Seaport Boulevard Boston, Massachusetts 02210 Attention: Michael F. Burke, Esq. Facsimile No.: (617) 310-9000

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 9, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

9. Joint and Several Liability. If Tenant consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Lender and Tenant, its permitted subtenants and their respective successors and assigns.

10. Definitions. The term “Lender” as used herein shall include the successors and assigns of Lender and any nominee or designee of Lender and any person, party or entity which shall succeed to the rights of Landlord under the Lease or shall become the owner of the Property by reason of a foreclosure of the Security Instrument, the acceptance of a deed or assignment in lieu of foreclosure, pursuant to a plan of reorganization or other transfer in connection with a bankruptcy or insolvency or otherwise. The term “Landlord” as used herein shall mean and include the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease but shall not mean or include Lender. The term “Property” as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Security Instrument. The term “Tenant” as used herein shall mean and include the present tenant under the Lease and its permitted successors in interest under the Lease.

11. Liability of a Successor Landlord. Anything herein or in the Lease to the contrary notwithstanding, in the event that a successor of Landlord (“Successor Landlord”) shall acquire title to the Property, Successor Landlord shall have no obligation, nor incur any liability, beyond Successor Landlord’s then interest, if any, in the Property and Tenant shall look exclusively to such interest of Successor Landlord in the Property for the payment and discharge of any obligations imposed upon Successor Landlord hereunder or under the Lease and Successor Landlord is hereby released or relieved of any other liability hereunder. Tenant agrees that with respect to any money judgment which may be obtained or secured by Tenant against Successor Landlord, Tenant shall look solely to the estate or interest owned by Successor Landlord in the Property and Tenant will not collect or attempt to collect any such judgment (i) from any officer, director, shareholder, partner, employee, agent or representative of Successor Landlord or (ii) out of any assets of Successor Landlord other than Successor Landlord’s estate or interest in the Property.

12. No Oral Modifications. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

13. Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the state where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the state where the Property is located.

14. Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

15. Duplicate Originals: Counterparts. This Agreement may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

16. Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

17. Transfer of Loan. Lender may sell, transfer and deliver the Note and assign the Security Instrument, this Agreement and the other documents executed in connection therewith to one or more Investors (as defined in the Security Instrument) in the secondary mortgage market. In connection with such sale, Lender may retain or assign responsibility for servicing the loan, including the Note, the Security Instrument, this Agreement and the other documents executed in connection therewith, or may delegate some or all of such responsibility and/or obligations to a servicer, on behalf of the Investors. All references to Lender herein shall refer to and include any such servicer to the extent applicable.

18. Tenant Estoppel Certificate. At the written request of Lender, Tenant shall deliver within 20 days after such request, an estoppel certificate addressed to Lender and otherwise substantially in the form which Tenant is required to provide pursuant to the terms of the Lease or, if no form is specified in the Lease, in a form reasonably satisfactory to Tenant and Lender.

19. Further Acts. The attornment provided for in Section 3 above, shall inure to the benefit of the Lender, shall be self-operative and no further instrument shall be required to give effect to the attornment; provided, however, Tenant agrees to execute and deliver to Lender or any Successor Landlord, such other instrument or instruments as shall be reasonably requested by Lender or any Successor Landlord in order to confirm said attornment.

20. Sole Discretion of Lender. Whenever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the reasonable discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

21. No Merger. Tenant and Lender agree that unless Lender shall otherwise consent in writing, the estate of Landlord in and to the Property and the leasehold estate created by the Lease shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Landlord or Tenant or any other third party by purchase, assignment or otherwise.

22. Attorney’s Fees. All costs and attorneys’ fees incurred in the enforcement thereof shall be paid by the non-prevailing party.

[Signatures appear on following page(s)]

IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER:

AB COMMERCIAL REAL ESTATE
DEBT – B S.À R.L., a Luxembourg private company with limited liability

By:
Name:
Title:

TENANT:

DECIPHERA PHARMACEUTICALS, INC., a Delaware limited liability company

By:
Name:
Title:

The undersigned accepts and agrees to the provisions of Sections 3 and 4 hereof:

LANDLORD:

200 SMITH NWALP PROPERTY OWNER LLC, a Delaware limited liability company

By: ALT 200 MANAGER, LLC, a Delaware limited liability company

By:
Name:
Title: Authorized Signatory

COMMONWEALTH OF MASSACHUSETTS

County of	, 2018

On this              day of                     , 2018, before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose as                     of AB COMMERCIAL REAL ESTATE DEBT – B S.À R.L.

Notary Public My commission expires:

COMMONWEALTH OF MASSACHUSETTS

County of	, 2018

On this              day of                     , 2018, before me, the undersigned notary public, personally appeared            , proved to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose as              of DECIPHERA PHARMACEUTICALS, INC.

Notary Public My commission expires:

COMMONWEALTH OF MASSACHUSETTS

County of	, 2018

On this              day of                     , 2018, before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose as                      of ALT 200 Manager, LLC, as                      of 200 Smith NWALP Property Owner LLC.

Notary Public My commission expires:

Exhibit A

(to Subordination, Non-Disturbance and Attornment Agreement)

Legal Description